EX-99.4 REVISED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING FOOTNOTES

ITEM 15(A)(1). FINANCIAL STATEMENTS
Note: The information contained in this Item has been updated to reflect Avis Budget Group’s change in reportable segments, as well as the revision to its definition of Adjusted EBITDA that were effective for us in the first quarter of 2014. The resulting changes are discussed further in the Notes to the Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenues
Vehicle rental	$5,707	$5,297	$4,338
Other	2,230	2,060	1,562
Net revenues	7,937	7,357	5,900

Expenses
Operating	4,074	3,824	3,025
Vehicle depreciation and lease charges, net	1,811	1,471	1,223
Selling, general and administrative	1,019	925	756
Vehicle interest, net	264	297	286
Non-vehicle related depreciation and amortization	152	125	95
Interest expense related to corporate debt, net:
Interest expense	228	268	219
Early extinguishment of debt	147	75	—
Restructuring expense	61	38	5
Transaction-related costs	51	34	255
Impairment	33	—	—
Total expenses	7,840	7,057	5,864

Income before income taxes	97	300	36
Provision for income taxes	81	10	65

Net income (loss)	$16	$290	$(29)

Earnings (loss) per share
Basic	$0.15	$2.72	$(0.28)
Diluted	$0.15	$2.42	$(0.28)
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2013	2012	2011

Net income (loss)	$16	$290	$(29)

Other comprehensive income (loss), net of tax
Currency translation adjustments, net of tax of $7, $0 and $0, respectively	$(27)	$34	$(23)
Available-for-sale securities:
Net unrealized gains on available-for-sale securities, net of tax of $0, $0 and $0, respectively	—	2	2
Less: realized gains on available-for-sale securities reclassified to earnings, net of tax of $0, $1 and $0, respectively	—	(2)	—
Cash flow hedges:
Net unrealized holding losses arising during period, net of tax of $1, $1 and $2, respectively	1	(1)	(4)
Less: cash flow hedges reclassified to earnings, net of tax of $0, $(9) and $(23), respectively	—	14	37
Minimum pension liability adjustment:
Pension and post-retirement benefits, net of tax of $(19), $1 and $19, respectively	24	(23)	(31)
Less: Pension and post-retirement benefits reclassified to earnings, net of tax of $(6), $(6) and $(3), respectively	9	8	5
	7	32	(14)
Total comprehensive income (loss)	$23	$322	$(43)

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$693	$606
Receivables (net of allowance for doubtful accounts of $50 and $40)	619	553
Deferred income taxes	177	146
Other current assets	455	405
Total current assets	1,944	1,710

Property and equipment, net	614	529
Deferred income taxes	1,299	1,454
Goodwill	691	375
Other intangibles, net	923	731
Other non-current assets	361	320
Total assets exclusive of assets under vehicle programs	5,832	5,119

Assets under vehicle programs:
Program cash	116	24
Vehicles, net	9,582	9,274
Receivables from vehicle manufacturers and other	391	439
Investment in Avis Budget Rental Car Funding (AESOP) LLC—related party	363	362
	10,452	10,099
Total assets	$16,284	$15,218

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$1,479	$1,421
Short-term debt and current portion of long-term debt	89	57
Total current liabilities	1,568	1,478

Long-term debt	3,305	2,848
Other non-current liabilities	847	871
Total liabilities exclusive of liabilities under vehicle programs	5,720	5,197

Liabilities under vehicle programs:
Debt	1,681	1,603
Debt due to Avis Budget Rental Car Funding (AESOP) LLC—related party	5,656	5,203
Deferred income taxes	2,177	2,163
Other	279	295
	9,793	9,264

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred stock, $.01 par value—authorized 10 million shares; none issued and outstanding	—	—
Common stock, $.01 par value—authorized 250 million shares; issued 137,081,056 and 137,081,056 shares	1	1
Additional paid-in capital	7,893	8,211
Accumulated deficit	(2,360)	(2,376)
Accumulated other comprehensive income	117	110
Treasury stock, at cost—30,515,721 and 30,027,146 shares	(4,880)	(5,189)
Total stockholders’ equity	771	757
Total liabilities and stockholders’ equity	$16,284	$15,218
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2013	2012	2011
Operating activities
Net income (loss)	$16	$290	$(29)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Vehicle depreciation	1,678	1,438	1,395
Gain on sale of vehicles, net	(6)	(97)	(234)
Non-vehicle related depreciation and amortization	152	125	95
Deferred income taxes	37	128	32
Amortization of debt financing fees	41	57	78
Impairment	33	—	—
Non-cash charge on unfavorable license rights reacquired with the acquisition of Avis Europe plc	—	—	117
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Receivables	(66)	(65)	29
Income taxes	(14)	(183)	(18)
Accounts payable and other current liabilities	(28)	(28)	20
Other, net	410	224	93
Net cash provided by operating activities	2,253	1,889	1,578

Investing activities
Property and equipment additions	(152)	(132)	(65)
Proceeds received on asset sales	22	21	14
Net assets acquired (net of cash acquired)	(537)	(69)	(841)
Other, net	2	(9)	(7)
Net cash used in investing activities exclusive of vehicle programs	(665)	(189)	(899)

Vehicle programs:
Increase in program cash	(79)	(13)	(11)
Investment in vehicles	(10,899)	(11,067)	(8,659)
Proceeds received on disposition of vehicles	9,409	9,196	7,196
Investment in debt securities of Avis Budget Rental Car Funding (AESOP)—related party	—	—	(400)
Proceeds from debt securities of Avis Budget Rental Car Funding (AESOP)—related party	—	—	400
	(1,569)	(1,884)	(1,474)
Net cash used in investing activities	(2,234)	(2,073)	(2,373)

Financing activities
Proceeds from long-term borrowings	2,972	1,152	682
Payments on long-term borrowings	(2,608)	(1,501)	(668)
Net change in short-term borrowings	(36)	10	(97)
Debt financing fees	(37)	(16)	(78)
Purchases of warrants	(78)	(29)	—
Proceeds from sale of call options	104	43	—
Repurchases of common stock	(48)	—	—
Other, net	3	1	1
Net cash provided by (used in) financing activities exclusive of vehicle programs	272	(340)	(160)

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Year Ended December 31,
	2013	2012	2011
Vehicle programs:
Proceeds from borrowings	12,953	12,108	10,534
Payments on borrowings	(13,115)	(11,490)	(9,917)
Debt financing fees	(34)	(28)	(33)
	(196)	590	584
Net cash provided by financing activities	76	250	424

Effect of changes in exchange rates on cash and cash equivalents	(8)	6	(6)

Net increase (decrease) in cash and cash equivalents	87	72	(377)

Cash and cash equivalents, beginning of period	606	534	911
Cash and cash equivalents, end of period	$693	$606	$534

Supplemental disclosure
Interest payments	$457	$552	$465
Income tax payments, net	$58	$65	$51

See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balance at January 1, 2011	137.0	$1	$8,828	$(2,637)	$92	(33.2)	$(5,874)	$410

Comprehensive loss:
Net loss	—	—	—	(29)	—	—	—
Other comprehensive loss	—	—	—	—	(14)	—	—

Total comprehensive loss								(43)

Net activity related to restricted stock units	—	—	(111)	—	—	0.4	124	13
Exercise of stock options	—	—	(215)	—	—	1.2	217	2
Realization of tax benefits for stock-based awards	—	—	30	—	—	—	—	30

Balance at December 31, 2011	137.0	$1	$8,532	$(2,666)	$78	(31.6)	$(5,533)	$412

Comprehensive income:
Net income	—	—	—	290	—	—	—
Other comprehensive income	—	—	—	—	32	—	—

Total comprehensive income								322

Net activity related to restricted stock units	0.1	—	(202)	—	—	0.8	212	10
Exercise of stock options	—	—	(130)	—	—	0.8	130	—
Activity related to employee stock purchase plan	—	—	(2)	—	—	—	2	—
Repurchase of warrants	—	—	(29)	—	—	—	—	(29)
Sale of call options, net of tax of $(1)	—	—	42	—	—	—	—	42

Balance at December 31, 2012	137.1	$1	$8,211	$(2,376)	$110	(30.0)	$(5,189)	$757

Comprehensive income:
Net income	—	—	—	16	—	—	—
Other comprehensive income	—	—	—	—	7	—	—

Total comprehensive income								23

Net activity related to restricted stock units	—	—	(197)	—	—	0.4	207	10
Exercise of stock options	—	—	(155)	—	—	0.9	157	2
Realization of tax benefits for stock-based awards	—	—	3	—	—	—	—	3
Activity related to employee stock purchase plan	—	—	(1)	—	—	—	2	1
Repurchase of warrants	—	—	(78)	—	—	—	—	(78)
Sale of call options, net of tax of $(1)	—	—	110	—	—	(0.2)	(7)	103
Repurchase of common stock	—	—	—	—	—	(1.6)	(50)	(50)

Balance at December 31, 2013	137.1	$1	$7,893	$(2,360)	$117	(30.5)	$(4,880)	$771
See Notes to Consolidated Financial Statements.

Avis Budget Group, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1.	Basis of Presentation
Avis Budget Group, Inc. provides car and truck rentals, car sharing services and ancillary services to businesses and consumers worldwide. The accompanying Consolidated Financial Statements include the accounts and transactions of Avis Budget Group, Inc. and its subsidiaries, as well as entities in which Avis Budget Group, Inc. directly or indirectly has a controlling financial interest (collectively, the “Company”).
The Company operates the following reportable business segments:

•
North America—provides car rentals in the United States and vehicle rentals in Canada, as well as ancillary products and services, and operates the Company’s Zipcar car sharing business in North America.

•
International—provides and licenses the Company’s brands to third parties for vehicle rentals and ancillary products and services in Europe, the Middle East, Africa, Asia, South America, Central America, the Caribbean, Australia and New Zealand, and operates the Company’s car sharing business in certain of these markets.

•	Truck Rental—provides truck rentals and ancillary products and services to consumers and commercial users in the United States.

In 2013, 2012 and 2011, the Company completed the business acquisitions discussed in Note 5 to these consolidated financial statements. The operating results of the acquired businesses are included in the accompanying consolidated financial statements from the dates of acquisition.

In conjunction with a change in the Company’s management structure in first quarter of 2014, the financial results of the Company’s Zipcar operations outside of North America are reported in the Company’s International segment rather than in the Company’s North America segment. The Company’s business segment financial information presented in these Notes to Consolidated Financial Statements has been recast for all periods presented. The Company’s consolidated results were not affected by this change.
The Company presents separately the financial data of its vehicle programs. These programs are distinct from the Company’s other activities since the assets under vehicle programs are generally funded through the issuance of debt that is collateralized by such assets. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of the Company’s vehicle programs. The Company believes it is appropriate to segregate the financial data of its vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.

2.	Summary of Significant Accounting Policies
Accounting Principles
The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and all entities in which it has a direct or indirect controlling financial interest and variable interest entities (“VIEs”) for which the Company has determined it is the primary beneficiary. Intercompany transactions have been eliminated in consolidation.

Use of Estimates and Assumptions
The use of estimates and assumptions as determined by management is required in the preparation of the Consolidated Financial Statements in conformity with GAAP. These estimates are based on management’s evaluation of historical trends and other information available when the Consolidated Financial Statements are prepared and may affect the amounts reported and related disclosures. Actual results could differ from those estimates.
Revenue Recognition
The Company derives revenue primarily through the operation and licensing of the Avis and Budget rental systems and by providing vehicle rentals and other services to business and leisure travelers and others. Other revenue includes sales of loss damage waivers and insurance products, fuel and fuel service charges, rentals of GPS navigation units and other items. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered to customers, the pricing is fixed or determinable and collection is reasonably assured.
Vehicle rental and rental-related revenue is recognized over the period the vehicle is rented. Licensing revenue principally consists of royalties paid by the Company’s licensees and is recorded within other revenues as the licensees’ revenue is earned (over the rental period of a vehicle). The Company renews license agreements in the normal course of business and occasionally terminates, purchases or sells license agreements. In connection with ongoing fees that the Company receives from its licensees pursuant to license agreements, the Company is required to provide certain services, such as training, marketing and the operation of reservation systems. Revenue and expenses associated with gasoline, vehicle licensing and airport concessions are recorded on a gross basis within revenue and operating expenses.
Currency Translation
Assets and liabilities of foreign operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the prevailing monthly average rate of exchange. The related translation adjustments are reflected in “Accumulated other comprehensive income” in the stockholders’ equity section of the Consolidated Balance Sheets and in the Consolidated Statements of Comprehensive Income. The accumulated currency translation adjustment as of December 31, 2013 and 2012 was $166 million and $193 million, respectively. Currency gains and losses resulting from transactions are included in earnings.
Cash and Cash Equivalents
The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Property and Equipment
Property and equipment (including leasehold improvements) are stated at cost, net of accumulated depreciation and amortization. Depreciation (non-vehicle related) is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 20 years, or the lease term, if shorter. Useful lives are as follows:

Buildings	30 years
Furniture, fixtures & equipment	3 to 10 years
Capitalized software	3 to 7 years
Buses and support vehicles	4 to 15 years
The Company capitalizes the costs of software developed for internal use when the preliminary project stage is completed and management (i) commits to funding the project and (ii) believes it is probable that the project will be completed and the software will be used to perform the function intended. The software developed or obtained for internal use is amortized on a straight-line basis commencing when such software is ready for its intended use. The net carrying value of software developed or obtained for internal use was $108 million and $71 million as of December 31, 2013 and 2012, respectively.

Goodwill and Other Intangible Assets
Goodwill represents the excess, if any, of the fair value of the consideration transferred by the acquirer and the fair value of any non-controlling interest remaining in the acquiree, if any, over the fair values of the identifiable net assets acquired. The Company does not amortize goodwill, but assesses it for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. The Company performs its annual impairment assessment in the fourth quarter of each year at the reporting unit level. The Company assesses goodwill for such impairment by comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. When appropriate, comparative market multiples and other factors are used to corroborate the discounted cash flow results.
Other intangible assets, primarily trademarks, with indefinite lives are not amortized but are evaluated annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. If the carrying value of an other intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Other intangible assets with finite lives are amortized over their estimated useful lives and are evaluated each reporting period to determine if circumstances warrant a revision to these lives.
Impairment of Long-Lived Assets
The Company is required to assess long-lived assets for impairment whenever circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the undiscounted expected future cash flows to be generated from such assets. Property and equipment is evaluated separately within each segment. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.
Program Cash
Program cash primarily represents amounts specifically designated to purchase assets under vehicle programs and/or to repay the related debt.
Vehicles
Vehicles are stated at cost, net of accumulated depreciation. The initial cost of the vehicles is recorded net of incentives and allowances from manufacturers. The Company acquires many of its rental vehicles pursuant to repurchase and guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase vehicles at a specified price and date, or guarantee the depreciation rate for a specified period of time, subject to certain eligibility criteria (such as car condition and mileage requirements). The Company depreciates vehicles such that the net book value on the date of return to the manufacturers is intended to equal the contractual guaranteed residual values, thereby minimizing any gain or loss.
Rental vehicles acquired outside of manufacturer repurchase and guaranteed depreciation programs are depreciated based upon their estimated residual values at their expected dates of disposition, after giving effect to anticipated conditions in the used car market, which are reviewed on a continuous basis. Any adjustments to depreciation are made prospectively.
The estimation of residual values requires the Company to make assumptions regarding the age and mileage of the car at the time of disposal, as well as expected used vehicle auction market conditions. The Company periodically evaluates estimated residual values and adjusts depreciation rates as appropriate. Differences between actual residual values and those estimated result in a gain or loss on disposal and are recorded as part of vehicle depreciation at the time of sale. For 2013, 2012 and 2011, rental vehicles were depreciated at rates ranging from 1% to 43% per annum. Vehicle-related interest expense amounts are net of vehicle-related interest income of $9 million, $8 million and $8 million for 2013, 2012 and 2011, respectively.

Advertising Expenses
Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within selling, general and administrative expense on our Consolidated Statements of Operations, include radio, television, travel partner rewards programs, internet advertising and other advertising and promotions and were approximately $116 million, $127 million and $107 million in 2013, 2012 and 2011, respectively.
Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event the Company were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would adjust the valuation allowance, which would reduce the provision for income taxes.
The Company reports revenues net of any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer.
Fair Value Measurements
The Company measures fair value of assets and liabilities and discloses the source for such fair value measurements. Financial assets and liabilities are classified as follows: Level 1, which refers to assets and liabilities valued using quoted prices from active markets for identical assets or liabilities; Level 2, which refers to assets and liabilities for which significant other observable market inputs are readily available; and Level 3, which are valued based on significant unobservable inputs.
The fair value of the Company’s financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market (Level 1 inputs). In some cases where quoted market prices are not available, prices are derived by considering the yield of the benchmark security that was issued to initially price the instruments and adjusting this rate by the credit spread that market participants would demand for the instruments as of the measurement date (Level 2 inputs). In situations where long-term borrowings are part of a conduit facility backed by short-term floating rate debt, the Company has determined that its carrying value approximates the fair value of this debt (Level 2 inputs). The carrying amounts of cash and cash equivalents, available-for-sale securities, accounts receivable, program cash and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.
The Company’s derivative assets and liabilities consist principally of currency exchange contracts, interest rate swaps, interest rate contracts and commodity contracts, and are carried at fair value based on significant observable inputs (Level 2 inputs). Derivatives entered into by the Company are typically executed over-the-counter and are valued using internal valuation techniques, as no quoted market prices exist for such instruments. The valuation technique and inputs depend on the type of derivative and the nature of the underlying exposure. The Company principally uses discounted cash flows to value these instruments. These models take into account a variety of factors including, where applicable, maturity, commodity prices, interest rate yield curves of the Company and counterparties, credit curves, counterparty creditworthiness and currency exchange rates. These factors are applied on a consistent basis and are based upon observable inputs where available.

Derivative Instruments
Derivative instruments are used as part of the Company’s overall strategy to manage exposure to market risks associated with fluctuations in currency exchange rates, interest rates and gasoline costs. As a matter of policy, derivatives are not used for trading or speculative purposes.
All derivatives are recorded at fair value either as assets or liabilities. Changes in fair value of derivatives not designated as hedging instruments are recognized currently in earnings within the same line item as the hedged item. The effective portion of changes in fair value of a derivative that is designated as either a cash flow or net investment hedge, is recorded as a component of accumulated other comprehensive income. The ineffective portion is recognized in earnings within the same line item as the hedged item, including vehicle interest, net or interest related to corporate debt, net. Amounts included in accumulated other comprehensive income are reclassified into earnings in the same period during which the hedged item affects earnings. Amounts related to our derivative instruments are recognized in the Consolidated Statements of Cash Flows consistent with the nature of the hedged item (principally operating activities).
Investments
The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Common stock investments in affiliates over which the Company has the ability to exercise significant influence but not a controlling interest are carried on the equity method of accounting. Available-for-sale securities are carried at current fair value with unrealized gains or losses reported net of taxes as a separate component of stockholders’ equity. Trading securities are recorded at fair value with realized and unrealized gains and losses reported currently in earnings. As of December 31, 2013, the Company has investments in available-for-sale securities with a fair value of $6 million.
Joint venture investments are typically accounted for under the equity method of accounting. Under this method, the Company records its proportional share of the joint venture’s net income or loss within operating expenses in the Consolidated Statements of Operations. As of December 31, 2013, the Company had investments in several joint ventures with a carrying value of $53 million, recorded within non-current assets on the Consolidated Balance Sheets.
Aggregate realized gains and losses on investments and dividend income are recorded within operating expenses on the Consolidated Statements of Operations. During 2013, the amount realized from the sale of certain equity investments was not material. During 2012 and 2011, the Company realized a gain of $2 million and $1 million, respectively, from the sale of equity investments.
Self-Insurance Reserves
The Consolidated Balance Sheets include $416 million and $407 million of liabilities associated with retained risks of liability to third parties as of December 31, 2013 and 2012, respectively. Such liabilities relate primarily to public liability and third-party property damage claims, as well as claims arising from the sale of ancillary insurance products including but not limited to supplemental liability, personal effects protection and personal accident insurance. These obligations represent an estimate for both reported claims not yet paid and claims incurred but not yet reported. The estimated reserve requirements for such claims are recorded on an undiscounted basis utilizing actuarial methodologies and various assumptions which include, but are not limited to, the Company’s historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon the changes in claims experience, including changes in the number of incidents and changes in the ultimate cost per incident. These amounts are included within accounts payable and other current liabilities and other non-current liabilities.
The Consolidated Balance Sheets also include liabilities of approximately $59 million and $61 million as of December 31, 2013 and 2012, respectively, related to workers’ compensation, health and welfare and other employee benefit programs. The liabilities represent an estimate for both reported claims not yet paid and claims incurred but not yet reported, utilizing actuarial methodologies similar to those mentioned above. These amounts are included within accounts payable and other current liabilities and other non-current liabilities.

Stock-Based Compensation
Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the vesting period. The Company’s policy is to record compensation expense for stock options, and restricted stock units that are time- and performance-based, for the portion of the award that is expected to vest. Compensation expense related to market-based restricted stock units is recognized provided that the requisite service is rendered, regardless of when, if ever, the market condition is satisfied. We estimate the fair value of restricted stock units using the market price of the Company’s common stock on the date of grant. We estimate the fair value of stock-based and cash unit awards containing a market condition using a Monte Carlo simulation model. Key inputs and assumptions used in the Monte Carlo simulation model include the stock price of the award on the grant date, the expected term, the risk-free interest rate over the expected term, the expected annual dividend yield and the expected stock price volatility. The expected volatility is based on a combination of the historical and implied volatility of the Company’s publicly traded, near-the-money stock options, and the valuation period is based on the vesting period of the awards. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant and, since the Company does not currently pay or plan to pay a dividend on its common stock, the expected dividend yield was zero.
Business Combinations
The Company uses the acquisition method of accounting for business combinations, which requires that the assets acquired and liabilities assumed be recorded at their respective fair values at the date of acquisition. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized if fair value can be reasonably estimated at the acquisition date. The excess, if any, of (i) the fair value of the consideration transferred by the acquirer and the fair value of any non-controlling interest remaining in the acquiree, over (ii) the fair values of the identifiable net assets acquired is recorded as goodwill. Gains and losses on the re-acquisition of unfavorable license agreements are recorded in the Consolidated Statements of Operations upon completion of the respective acquisition. Transaction-related costs incurred to effect a business combination are expensed as incurred, except for the cost to issue debt related to the acquisition.
Transaction-related Costs
Transaction-related costs are classified separately in the Consolidated Statements of Operations. These costs comprise expenses related to the integration of the acquiree’s operations with those of the Company, including duplicate headcount costs for functions or positions that are integrated, costs associated with the implementation of incremental compliance-related programs, expenses for the implementation of best practices and process improvements, and expenses related to acquisition-related activities such as due-diligence and other advisory costs. Transaction-related costs in 2011 also include a non-cash charge related to the reacquired unfavorable license rights and losses on currency transactions related to the Avis Europe acquisition.
Currency Transactions
The Company records the net gain or loss of currency transactions on certain intercompany loans and the unrealized gain or loss on intercompany loan hedges within interest expense related to corporate debt, net. During the years ended December 31, 2013 and 2012, the Company recorded losses of $11 million and $17 million, respectively, on such items. There was no such item in the year ended December 31, 2011.

Adoption of New Accounting Standards During 2013
In January 2013, as a result of the issuance of a new accounting pronouncement, the Company adopted Accounting Standards Update (“ASU”) No. 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment,” which provides companies the option to first assess qualitative factors to determine whether there are events or circumstances which would lead to a determination that it is more likely than not that the indefinite-lived intangible asset is impaired, and it did not have an impact on the Company’s financial statements.

In January 2013, as a result of issuance of a new accounting pronouncement, the Company adopted, as required, ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive

Income,” which requires companies to disclose additional information about amounts reclassified out of accumulated other comprehensive income by component. The adoption of this pronouncement resulted in incremental disclosure about activity and amounts reclassified out of accumulated other comprehensive income.

Recently Issued Accounting Pronouncements
On January 1, 2014, as a result of the issuance of a new accounting pronouncement, the Company adopted ASU No. 2013-11, “Income Taxes: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which requires tax benefits to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward or a tax credit carryforward. The adoption of this accounting pronouncement will not have an impact on the Company’s financial statements.

3.	Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (“EPS”) (shares in millions):

	Year Ended December 31,
	2013	2012	2011(a)
Net income (loss) for basic EPS	$16	$290	$(29)
Convertible debt interest, net of tax	—	4	—
Net income (loss) for diluted EPS	$16	$294	$(29)

Basic weighted average shares outstanding	107.6	106.6	105.2
Options, warrants and non-vested stock	3.8	2.5	—
Convertible debt	—	12.5	—
Diluted weighted average shares outstanding	111.4	121.6	105.2

Earnings (loss) per share:
Basic	$0.15	$2.72	$(0.28)
Diluted	$0.15	$2.42	$(0.28)
__________

(a)
As the Company incurred a net loss in 2011, all outstanding stock options, restricted stock units, stock warrants and issuable shares underlying the convertible debt have an anti-dilutive effect and therefore are excluded from the computation of diluted weighted average shares outstanding. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

The following table summarizes the Company’s outstanding common stock equivalents that were anti-dilutive and therefore excluded from the computation of diluted EPS (shares in millions):

	As of December 31,
	2013	2012	2011
Options (a)	—	0.2	3.4
Warrants (b)	—	7.9	21.2
Shares underlying convertible debt	4.0	—	21.2
__________

(a)	The weighted average exercise price for anti-dilutive options for 2012 and 2011 was $17.12 and $7.90, respectively.

(b)	Represents all outstanding warrants for 2012 and 2011. The exercise price for the warrants was $22.50.

4.	Restructuring
During fourth quarter 2012, the Company initiated a strategic restructuring initiative to better position the business of its Truck Rental segment, in which it closed certain rental locations and decreased the size of the rental fleet, with the intent to increase fleet utilization and reduce costs. During the year ended December 31, 2013, the Company recorded restructuring expense of $21 million related to this initiative and expects no further restructuring expenses to be incurred in 2014.

In 2011, subsequent to the acquisition of Avis Europe, the Company initiated restructuring initiatives, identifying synergies across the Company, enhancing organizational efficiencies and consolidating and rationalizing processes. During the years ended December 31, 2013, 2012 and 2011, as part of this process, the Company formally communicated the termination of employment to approximately 580, 550 and 50 employees, respectively. During 2013, 2012 and 2011, the Company recorded restructuring expenses in connection with these initiatives of $40 million, $37 million and $3 million, respectively, the majority of which have been or are expected to be settled in cash. These expenses primarily represent costs associated with severance, outplacement services and other costs associated with employee terminations. As of December 31, 2013, the Company has terminated approximately 440 of the employees affected in 2013 and anticipates that it will incur an additional $20 million of restructuring expenses related to these initiatives in 2014.
The following tables summarize the change to our restructuring-related liabilities and identify the amounts recorded within the Company’s reporting segments for restructuring charges and corresponding payments and utilizations:

	Personnel Related	Facility Related	Other (a)	Total
Balance as of January 1, 2011	$—	$6	$—	$6
Restructuring expense	5	—	—	5
Acquired restructuring obligation	—	1	—	1
Cash payment/utilization	(4)	(6)	—	(10)
Balance as of December 31, 2011	1	1	—	2
Restructuring expense	37	—	1	38
Cash payment/utilization	(26)	—	(1)	(27)
Balance as of December 31, 2012	12	1	—	13
Restructuring expense	34	6	21	61
Cash payment/utilization	(29)	(2)	(21)	(52)
Balance as of December 31, 2013	$17	$5	$—	$22
__________

(a)	Includes expenses related to the disposition of vehicles.

	North America	International	Truck Rental	Total
Balance as of January 1, 2011	$6	$—	$—	$6
Restructuring expense	2	3	—	5
Acquired restructuring obligation	—	1	—	1
Cash payment/utilization	(7)	(3)	—	(10)
Balance as of December 31, 2011	1	1	—	2
Restructuring expense	1	36	1	38
Cash payment/utilization	(1)	(25)	(1)	(27)
Balance as of December 31, 2012	1	12	—	13
Restructuring expense	7	33	21	61
Cash payment/utilization	(7)	(24)	(21)	(52)
Balance as of December 31, 2013	$1	$21	$—	$22

5.	Acquisitions

Zipcar

In March 2013, the Company completed the acquisition of the entire issued share capital of Zipcar, a leading car sharing company, for $473 million, net of acquired cash. The acquisition increased the Company’s growth potential and its ability to better serve a greater variety of customer transportation needs.

The excess of the purchase price over fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s North America segment. The goodwill is not expected to be deductible for tax purposes. The fair values of certain tangible assets and liabilities acquired, identifiable intangible assets, income and non-income based taxes, and residual goodwill are not yet finalized and subject to change. In connection with this acquisition, $188 million was recorded in identifiable intangible assets (consisting of $112 million related to trademarks and $76 million related to customer relationships) and $269 million was recorded in goodwill. The trademark assets are indefinite-lived and the customer relationship intangibles will be amortized over an estimated life of 8 years.

Brazilian licensee

In August 2013, the Company acquired a 50% ownership stake in its Brazilian licensee for $53 million. Approximately $47 million of the total consideration was paid in 2013 and the remainder is expected to be paid by the end of first quarter 2014. The Company’s investment significantly increases its presence in the Brazilian car rental market.

The Company’s investment in its Brazilian licensee was recorded as an equity investment within Other non-current assets, and the Company’s share of the Brazilian licensee’s operating results is reported within Operating expenses. In conjunction with the acquisition, the Company agreed to the payment of contingent consideration of up to $13 million based on the Brazilian licensee’s future financial performance. The fair value of the contingent consideration was estimated by utilizing a Monte Carlo simulation technique, based on a range of possible future results, and no value was attributed to the contingent consideration at the acquisition date or at December 31, 2013. The Company’s investment, which is recorded in its International segment, totaled approximately $17 million at December 31, 2013, net of an impairment charge of $33 million ($33 million, net of tax). The impairment charge was recorded at the time of the investment based on a combination of observable and unobservable fair value inputs (Level 3), specifically a combination of the Income approach‐discounted cash flow method and the Market approach-public company market multiple method.

Payless Car Rental

In July 2013, the Company completed the acquisition of Payless for $46 million, net of acquired cash. The acquisition provides the Company with a position in the deep-value segment of the car rental industry. The excess of the purchase price over preliminary fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s North America segment. The goodwill is not expected to be deductible for tax purposes. The fair value of the assets acquired and liabilities assumed has not yet been finalized and is therefore subject to change. In connection with this acquisition, $23 million was recorded in identifiable intangible assets (consisting of $16 million related to trademarks and $7 million related to license agreements) and $27 million was recorded in goodwill. The trademark assets are indefinite-lived and the license agreements will be amortized over an estimated life of 15 years.
Apex Car Rentals
In October 2012, the Company completed the acquisition of the assets of Apex, a leading deep-value car rental company in New Zealand and Australia, operating a fleet of approximately 4,000 rental vehicles. In conjunction with the acquisition, the Company paid $63 million in cash (including the acquisition of fleet) and agreed to the payment of contingent consideration with an estimated acquisition date fair value of $9 million. The contingent consideration consists of a maximum of $26 million in additional payments that are contingent on the future financial performance of Apex. The fair value of the contingent consideration at the acquisition date, and at December 31, 2013, was estimated by utilizing a Monte Carlo simulation technique, based on a range of possible future results. Any changes in contingent consideration are recorded in Transaction-related costs. The amount recognized for contingent consideration was $12 million at December 31, 2013. In connection with this acquisition, $21 million was recorded in trademarks and $16 million was recorded in goodwill, which were allocated to the Company’s International segment. The goodwill is not expected to be deductible for tax purposes.
Avis Europe
In October 2011, the Company completed the acquisition of the entire issued share capital of Avis Europe for $976 million and subsequently repaid $649 million of assumed Avis Europe indebtedness. Avis Europe provides vehicle rental and ancillary products and services in Europe, the Middle East, Africa and Asia. The acquisition reunited the global operation of the Avis and Budget brands under one corporate umbrella.

The Company recorded a $117 million net, non-cash charge, within transaction-related costs, related to the reacquired unfavorable license rights that provided Avis Europe with royalty-free license rights within certain territories. This net charge reflects the difference, as of the acquisition date, between the fair value of the license rights and their contractual value. The Company used a relief from royalty rate analysis to determine the fair value. This valuation considered, but was not limited to, (i) the contracted royalty rates, (ii) the market royalty rate and (iii) the term of the license contracts.
The excess of the purchase price over fair value of net assets acquired was allocated to goodwill, which was assigned to the Company’s International segment. The goodwill is not expected to be deductible for tax purposes. The fair value of the assets acquired and liabilities assumed, as set forth in the table below, reflects various fair value estimates and analyses, including work performed by third-party valuation specialists. The following summarizes the allocation of the purchase price of Avis Europe:

Cash	$136
Receivables	245
Other current assets	213
Property and equipment	91
Deferred income taxes	27
Other intangibles	254
Other non-current assets	31
Vehicles	1,706
Receivables from vehicle manufacturers and other	282
Total identifiable assets acquired	2,985

Accounts payable and other current liabilities	(552)
Debt	(763)
Other non-current liabilities	(322)
Liabilities under vehicles program - debt	(779)
Total liabilities assumed	(2,416)

Net assets acquired	569
Goodwill	290
Non-cash charge related to the reacquired unfavorable license rights	117
Total	$976
Other intangibles consisted primarily of $188 million related to license agreements and $66 million related to customer relationships. These license agreements are amortized over a weighted-average life of approximately 20 years. Customer relationships are amortized over a weighted-average life of approximately 12 years.
Avis Europe contributed net revenues of $359 million and a net loss of $223 million, including $213 million of transaction-related costs, net of tax to the Company’s results from October 2011 through December 2011. The net loss was primarily due to a non-cash charge, recorded at the time of the acquisition, related to the unfavorable license rights reacquired by the Company. The following unaudited pro forma summary presents the Company’s consolidated information as if Avis Europe had been acquired on January 1, 2011. These amounts were calculated after conversion of Avis Europe’s results into U.S. dollars, applying adjustments to align the financial information with GAAP and the Company’s accounting policies. In addition, adjustments were made to reflect the impact to amortization expense and related income tax expense for fair value adjustments and revised useful lives assigned to intangible assets as if Avis Europe had been acquired on January 1, 2011.

(unaudited) Pro Forma Summary for the Year Ended December 31,
2011
Net revenues	$7,259
Net income	22
Earnings per share – Diluted	0.17

6.	Intangible Assets
Intangible assets consisted of:

	As of December 31, 2013			As of December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets
License agreements (a) (d)	$272	$52	$220	$257	$39	$218
Customer relationships (b) (e)	166	35	131	86	19	67
Other (c)	2	1	1	2	1	1
	$440	$88	$352	$345	$59	$286

Unamortized Intangible Assets
Goodwill (d) (e)	$691			$375
Trademarks (d) (e)	$571			$445
_________

(a)	Primarily amortized over a period ranging from 20 to 40 years.

(b)	Primarily amortized over a period ranging from 8 to 20 years.

(c)	Primarily amortized over 27 years.

(d)	The increase primarily relates to the acquisition of Payless.

(e)	The increase primarily relates to the acquisition of Zipcar.

Amortization expense relating to all intangible assets was as follows:

	Year Ended December 31,
	2013	2012	2011
License agreements	$12	$13	$4
Customer relationships	15	8	3
Total	$27	$21	$7
Based on the Company’s amortizable intangible assets at December 31, 2013, the Company expects related amortization expense of approximately $29 million for each of the five succeeding fiscal years excluding effects of currency exchange rates.
The carrying amounts of goodwill and related changes are as follows:

	North America	International	Truck Rental	Total Company
Gross goodwill as of January 1, 2012	$1,359	$869	$243	$2,471
Accumulated impairment losses as of January 1, 2012	(1,355)	(535)	(228)	(2,118)
Goodwill as of January 1, 2012	4	334	15	353
Acquisitions	1	16	—	17
Adjustments to the allocation of purchase price	—	5	—	5
Goodwill as of December 31, 2012	$5	$355	$15	$375
Acquisitions	296	4	—	300
Foreign currency translation adjustments	—	16	—	16
Goodwill as of December 31, 2013	$301	$375	$15	$691

7.	Vehicle Rental Activities
The components of vehicles, net within assets under vehicle programs are as follows:

	As of December 31,
	2013	2012
Rental vehicles	$10,234	$10,000
Less: Accumulated depreciation	(1,411)	(1,345)
	8,823	8,655
Vehicles held for sale	759	619
Vehicles, net	$9,582	$9,274
The components of vehicle depreciation and lease charges, net are summarized below:

	Year Ended December 31,
	2013	2012	2011
Depreciation expense	$1,678	$1,438	$1,395
Lease charges	139	130	62
Gain on sale of vehicles, net	(6)	(97)	(234)
Vehicle depreciation and lease charges, net	$1,811	$1,471	$1,223

For the years ended December 31, 2013, 2012 and 2011, the Company had purchases of vehicles included in payables of $260 million, $284 million and $356 million, respectively, and sales of vehicles included in receivables of $378 million, $439 million and $339 million, respectively.

8.	Income Taxes
The provision for (benefit from) income taxes consists of the following:

	Year Ended December 31,
	2013	2012	2011
Current
Federal	$(4)	$(109)	$—
State	12	(16)	(3)
Foreign	36	7	36
Current income tax provision (benefit)	44	(118)	33

Deferred
Federal	28	93	36
State	8	20	10
Foreign	1	15	(14)
Deferred income tax provision	37	128	32
Provision for income taxes	$81	$10	$65
Pretax income (loss) for domestic and foreign operations consists of the following:

	Year Ended December 31,
	2013	2012	2011
United States (a)	$4	$233	$74
Foreign (b)	93	67	(38)
Pretax income	$97	$300	$36
__________

(a)	For the years ended December 31, 2013 and 2012, includes debt extinguishment costs of $147 million and $75 million, respectively.

(b)	For the year ended December 31, 2011, includes $128 million of transaction-related costs.

Current and non-current deferred income tax assets and liabilities are comprised of the following:

	As of December 31,
	2013	2012
Current deferred income tax assets:
Accrued liabilities and deferred revenue	$209	$179
Provision for doubtful accounts	12	10
Acquisition and integration-related liabilities	10	8
Convertible note hedge	1	3
Valuation allowance (a)	(28)	(22)
Current deferred income tax assets	204	178

Current deferred income tax liabilities:
Accrued liabilities and deferred revenue	5	6
Prepaid expenses	22	26
Current deferred income tax liabilities	27	32
Current deferred income tax assets, net	$177	$146

Non-current deferred income tax assets:
Net tax loss carryforwards	$1,431	$1,454
Accrued liabilities and deferred revenue	137	151
Depreciation and amortization	15	54
Tax credits	75	62
Convertible note hedge	—	2
Acquisition and integration-related liabilities	16	16
Other	46	36
Valuation allowance (a)	(319)	(276)
Non-current deferred income tax assets	1,401	1,499

Non-current deferred income tax liabilities:
Depreciation and amortization	101	42
Other	1	3
Non-current deferred income tax liabilities	102	45
Non-current deferred income tax assets, net	$1,299	$1,454
__________

(a)
The valuation allowance of $347 million at December 31, 2013 relates to tax loss carryforwards, foreign tax credits and certain state deferred tax assets of $279 million, $46 million and $22 million, respectively. The valuation allowance will be reduced when and if the Company determines it is more likely than not that the related deferred income tax assets will be realized. The valuation allowance of $298 million at December 31, 2012 relates to tax loss carryforwards, foreign tax credits and certain state deferred tax assets of $227 million, $53 million and $18 million, respectively.

Deferred income tax assets and liabilities related to vehicle programs are comprised of the following:

	As of December 31,
	2013	2012
Deferred income tax assets:
Depreciation and amortization	$51	$49
	51	49
Deferred income tax liabilities:
Depreciation and amortization	2,228	2,212
	2,228	2,212
Deferred income tax liabilities under vehicle programs, net	$2,177	$2,163
At December 31, 2013, the Company had U.S. federal net operating loss carryforwards of approximately $3.3 billion, most of which expire in 2031. Such net operating loss carryforwards are primarily related to accelerated depreciation of the Company’s U.S. vehicles. Currently, the Company does not record valuation allowances on the majority of its U.S. federal tax loss carryforwards as there are adequate deferred tax liabilities that could be realized within the carryforward period. At December 31, 2013, the Company had foreign net operating loss carryforwards of approximately $445 million with an indefinite utilization period. No provision has been made for U.S. federal deferred income taxes on approximately $720 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2013, since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.
The reconciliation between the U.S. federal income tax statutory rate and the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2013	2012	2011
U.S. federal statutory rate	35.0%	35.0%	35.0%
Adjustments to reconcile to the effective rate:
State and local income taxes, net of federal tax benefits	4.1	4.9	4.2
Changes in valuation allowances (a)	15.5	0.9	(1.3)
Taxes on foreign operations at rates different than statutory U.S. federal rates	5.9	—	(13.2)
Resolution of prior years’ examination issues	—	(42.5)	—
Non-deductible debt extinguishment costs	18.8	4.7	—
Non-deductible transaction-related costs	3.2	0.3	146.5
Other non-deductible expenses	2.3	0.6	10.1
Other	(1.3)	(0.6)	(0.7)
	83.5%	3.3%	180.6%
__________

(a)	For the year ended December 31, 2013, includes 13.1% related to our impairment expense.

The following is a tabular reconciliation of the gross amount of unrecognized tax benefits for the year:

	2013	2012	2011
Balance at January 1	$54	$186	$40
Additions for tax positions related to current year	4	4	—
Additions for tax positions for prior years	9	5	143
Additions associated with the acquisition of Avis Europe	—	—	34
Reductions for tax positions for prior years	—	(140)	(3)
Settlements	—	(1)	—
Statute of limitations	(4)	—	(28)
Balance at December 31	$63	$54	$186
In 2012, the Company recorded a reduction in its unrecognized tax benefits primarily due to an effective settlement of $128 million for pre-2007 taxes. The Company does not anticipate that total unrecognized tax benefits will change significantly in 2014.
Substantially all of the gross amount of the unrecognized tax benefits at December 31, 2013, 2012 and 2011, if recognized, would affect the Company’s provision for, or benefit from, income taxes. As of December 31, 2013, the Company’s unrecognized tax benefits were offset by tax loss carryforwards in the amount of $18 million.
The following table presents unrecognized tax benefits:

	As of December 31,
	2013	2012
Unrecognized tax benefit in non-current income taxes payable (a)	$44	$39
Accrued interest payable on potential tax liabilities (b)	28	22
__________

(a)
Pursuant to the agreements governing the disposition of certain subsidiaries in 2006, the Company is entitled to indemnification for certain pre-disposition tax contingencies. As of December 31, 2013, $15 million of unrecognized tax benefits are related to tax contingencies for which the Company believes it is entitled to indemnification.

(b)
The Company recognizes potential interest related to unrecognized tax benefits within interest expense related to corporate debt, net on the accompanying Consolidated Statements of Operations. Penalties incurred during the twelve months ended December 31, 2013, 2012 and 2011, were not significant and were recognized as a component of income taxes.

9.	Other Current Assets
Other current assets consisted of:

	As of December 31,
	2013	2012
Prepaid expenses	$187	$174
Sales and use taxes	132	108
Other	136	123
Other current assets	$455	$405

10.	Property and Equipment, net
Property and equipment, net consisted of:

	As of December 31,
	2013	2012
Land	$56	$58
Buildings and leasehold improvements	549	521
Capitalized software	494	419
Furniture, fixtures and equipment	374	319
Buses and support vehicles	74	64
Projects in process	64	37
	1,611	1,418
Less: Accumulated depreciation and amortization	(997)	(889)
Property and equipment, net	$614	$529
Depreciation and amortization expense relating to property and equipment during 2013, 2012 and 2011 was $124 million, $104 million and $88 million, respectively (including $36 million, $30 million and $26 million, respectively, of amortization expense relating to capitalized software).

11.	Other Non-Current Assets
Other non-current assets consisted of:

	As of December 31,
	2013	2012
Debt financing fees	$134	$127
Receivables from Realogy (a)	60	62
Investments (b)	59	41
Receivables from Wyndham (a)	36	37
Other	72	53
Other non-current assets	$361	$320
__________

(a)
Represents amounts due for certain contingent, tax and other corporate liabilities assumed by former subsidiaries. These amounts are due on demand upon the Company’s settlement of the related liability. At December 31, 2013 and 2012, there are corresponding liabilities recorded within other non-current liabilities. Realogy has posted a letter of credit for the benefit of the Company with respect to these obligations, as more fully described under Note 15—Commitments and Contingencies.

(b)
In 2013, amount includes the Company’s (i) 50% ownership of Anji Car Rental and Leasing Company Limited (“Anji”), our joint venture for the Avis brand in China, and (ii) 50% ownership in its Brazilian licensee. In 2012, amounts included (i) 50% ownership of Anji and (ii) 33% ownership of Mercury Car Rentals Limited, our joint venture for the Avis brand in India.

12.	Accounts Payable and Other Current Liabilities
Accounts payable and other current liabilities consisted of:

	As of December 31,
	2013	2012
Accounts payable	$344	$309
Accrued payroll and related	210	198
Accrued sales and use taxes	193	148
Public liability and property damage insurance liabilities – current	136	132
Deferred revenue – current	87	60
Accrued commissions	77	67
Advertising and marketing	75	82
Accrued interest	63	66
Income taxes payable – current	13	58
Other	281	301
Accounts payable and other current liabilities	$1,479	$1,421

13.	Long-term Debt and Borrowing Arrangements
Long-term debt and other borrowing arrangements consisted of:

	Maturity Date	As of December 31,
		2013	2012
Floating Rate Senior Notes	May 2014	$—	$250
3½% Convertible Notes	October 2014	66	128
Floating Rate Term Loan (a)	May 2016	—	49
4⅞% Senior Notes	November 2017	300	300
Floating Rate Senior Notes	December 2017	247	—
9⅝% Senior Notes	March 2018	—	446
8¼% Senior Notes	January 2019	691	730
Floating Rate Term Loan (a)	March 2019	989	689
9¾% Senior Notes	March 2020	223	250
6% Euro-denominated Senior Notes	March 2021	344	—
5½% Senior Notes	April 2023	500	—
		3,360	2,842
Other		34	63
Total		3,394	2,905
Less: Short-term debt and current portion of long-term debt		89	57
Long-term debt		$3,305	$2,848
__________

(a)
The Floating Rate Term Loans are part of the Company’s senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

Convertible Notes
3½% Convertible Senior Notes. The Company’s 3½% Convertible Senior Notes due October 2014 (the “Convertible Notes”) were issued in October 2009 at par value, for aggregate proceeds of $345 million. The Convertible Notes are senior unsecured obligations of the Company. The Convertible Notes are not redeemable by the Company prior to maturity; however, they are convertible by the holders at any time prior to the second trading day before the maturity date of the Convertible Notes. The initial conversion rate for the Convertible Notes is 61.5385 shares of common stock per $1,000 principal amount, which is equal to an initial conversion price of approximately $16.25 per share, and which is subject to adjustment under certain circumstances.
Concurrently with the issuance of the Convertible Notes, the Company purchased a convertible note hedge and entered into a warrant transaction, which effectively increased the conversion price of the Convertible

Notes, from the Company’s perspective, to $22.50 per share. The convertible note hedge was intended to reduce the net number of shares required to be issued upon conversion of the Convertible Notes.
During 2013 and 2012, the Company repurchased $62 million and $217 million, respectively, of its Convertible Notes at a cost of $115 million and $257 million, respectively. In conjunction with the repurchase of the Convertible Notes, the Company repurchased warrants and sold convertible note hedges corresponding to the repurchased Convertible Notes. In December 2013, the Company unwound the remaining outstanding convertible note hedge and warrants. See Note 16-Stockholders’ Equity for further details.
Term Loans
Floating Rate Term Loan due 2016. In October 2012, the Company issued an incremental $30 million under its Floating Rate Term Loan due 2016. In December 2013, the Company repaid the entire outstanding principal amount plus any accrued and unpaid interest.
Floating Rate Term Loan due 2019. The Company issued $500 million and $200 million of Floating Rate Term Loan in March and October 2012, respectively, under the Company’s senior credit facility. The Company used the proceeds of the loan to repay approximately $420 million of term loan borrowings due 2014 and 2018 and $75 million of its senior notes due 2014.
During 2013, the Company amended its senior credit facility to issue, in aggregate, an additional $300 million of term loan due 2019. A portion of the proceeds was used to partially fund the acquisition of Zipcar. The term loan has a committed aggregate principal amount of $1 billion and bears interest at the greater of three-month LIBOR or 0.75% plus 225 basis points, for an aggregate rate of 3.00% at December 31, 2013; however, the Company has entered into an interest rate swap to hedge $600 million of its interest rate exposure related to the floating rate term loan at an aggregate rate of 3.96%.
Senior Notes
Floating Rate Senior Notes due 2014. In June 2013, the Company repaid $100 million of outstanding principal, and in December 2013, the Company repaid the remaining outstanding principal of $150 million.
4⅞% Senior Notes due 2017. In November 2012, the Company issued its 4⅞% Senior Notes at par, for aggregate proceeds of $300 million with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part at any time on or after May 15, 2015, at specified prices, plus any accrued and unpaid interest through the redemption date.
Floating Rate Senior Notes due 2017. In November 2013, the Company issued its Floating Rate Senior Notes at 98.75% of their face value for aggregate proceeds of $247 million. The interest rate on these notes is equal to three-month LIBOR plus 275 basis points, for an aggregate rate of 3.00% at December 31, 2013; however, the Company has entered into an interest rate swap to hedge its interest rate exposure related to the these notes at an aggregate rate of 3.58%.

In connection with the sale of the Floating Rate Notes due December 2017, the Company entered into a registration rights agreement, under which it has agreed to use its reasonable best efforts to file with the Securities and Exchange Commission and cause to become effective a registration statement with respect to a registered offer to exchange the notes for new notes, with substantially identical terms in all material respects. In accordance with the registration rights agreement, the Company could be required to pay additional interest of up to 0.25% per annum on the principal amount of the notes from February 18, 2015 until the exchange offer is completed, a shelf registration statement, if required, is declared effective or the restricted notes become freely tradable under the Securities Act. The Company believes the likelihood of occurrence of such event is remote and, as such, the Company has not recorded a related liability as of December 31, 2013.
9 ⅝% Senior Notes due 2018. During 2013, the Company repaid the entire outstanding $446 million principal plus accrued and unpaid interest.
8¼% Senior Notes due 2019. In March 2012, the Company issued a third tranche of 8¼% Senior Notes in the amount of $125 million at 103.5% of their face value, for aggregate proceeds of $129 million with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part at any time on or after October 15, 2014, at specified redemption prices, plus any accrued and unpaid interest through the redemption date. In December 2013, the Company purchased approximately $39 million of the aggregate principal amount.
9¾% Senior Notes due 2020. In April 2013, the Company purchased approximately $27 million of the aggregate principal amount.

6% Euro-denominated Senior Notes. In March 2013, the Company issued €250 million of 6% Euro-denominated Senior Notes due March 2021, at par, with interest payable semi-annually. The notes are unsecured obligations of the Company’s Avis Budget Finance plc subsidiary, are guaranteed on a senior basis by the Company and certain of its domestic subsidiaries and rank equally with all of the Company’s existing senior unsecured debt. The Company has the right to redeem these notes in whole or in part on or after April 1, 2016 at specified redemption prices, plus any accrued and unpaid interest. The Company used the proceeds from the issuance to partially fund the acquisition of Zipcar.

5½% Senior Notes due 2023. In April 2013, the Company completed an offering of $500 million of 5½% Senior Notes due April 2023. The notes were issued at par, with interest payable semi-annually. The Company has the right to redeem these notes in whole or in part on or after April 1, 2018 at specified redemption prices, plus any accrued and unpaid interest.

In connection with the issuance of the 5½% Senior Notes due 2023, the Company completed a cash tender offer pursuant to which approximately $326 million in aggregate principal amount of its 9⅝% Senior Notes due 2018 and approximately $27 million of the aggregate principal amount of its 9¾% Senior Notes due 2020 were purchased by the Company for $398 million plus accrued interest. In June 2013, the Company redeemed the remaining $124 million principal amount of the 9⅝% Senior Notes due 2018 for $139 million plus accrued interest.
The Floating Rate Senior Notes, the 4⅞% Senior Notes, 8¼% Senior Notes, the 9¾% Senior Notes, and the 5½% Senior Notes, in each case as described above, are senior unsecured obligations of the Company’s Avis Budget Car Rental, LLC (“ABCR”) subsidiary, are guaranteed by the Company and certain of its domestic subsidiaries and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness.
In connection with the debt amendments and repayments for the years ended December 31, 2013 and 2012, the Company recorded $147 million and $75 million in early extinguishment of debt costs, respectively.
DEBT MATURITIES
The following table provides contractual maturities of the Company’s corporate debt at December 31, 2013:

Year	Amount
2014	$89
2015	17
2016	16
2017	561
2018	11
Thereafter	2,700
$3,394

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS
At December 31, 2013, the committed corporate credit facilities available to the Company and/or its subsidiaries were as follows:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
Senior revolving credit facility maturing 2018 (a)	$1,650	$—	$598	$1,052
Other facilities (b)	13	1	—	12
__________

(a)
The senior revolving credit facility bears interest at one-month LIBOR, plus 225 basis points. The senior revolving credit facility is part of the Company’s senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

(b)	These facilities encompass bank overdraft lines of credit, bearing interest of 4.50% to 5.69% as of December 31, 2013.
During 2013, the Company extended the maturity of the senior revolving credit facility from 2016 to 2018, expanded its borrowing capacity under the facility, and reduced its borrowing spread under the facility by 75 basis points.
At December 31, 2013, the Company had various uncommitted credit facilities available, which bear interest at rates of 0.52% to 2.50%, under which it had drawn approximately $4 million.
DEBT COVENANTS
The agreements governing the Company’s indebtedness contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries, the incurrence of additional indebtedness by the Company and certain of its subsidiaries, acquisitions, mergers, liquidations, and sale and leaseback transactions. The Company’s senior credit facility contain financial and other covenants, including a maximum leverage ratio. As of December 31, 2013, the Company was in compliance with the financial covenants of its senior credit facility.

14.	Debt under Vehicle Programs and Borrowing Arrangements
Debt under vehicle programs including related party debt due to Avis Budget Rental Car Funding (AESOP) LLC (“Avis Budget Rental Car Funding”), consisted of:

	As of December 31,
	2013	2012
North America – Debt due to Avis Budget Rental Car Funding (a)	$5,656	$5,203
North America – Canadian borrowings	400	353
International – Debt borrowings	731	679
International – Capital leases	289	315
Truck Rental – Debt borrowings (b)	226	253
Other (c)	35	3
Total	$7,337	$6,806
__________

(a)	The increase reflects additional borrowings principally to fund an increase in the Company’s fleet driven by increased rental volume and the acquisitions of Zipcar and Payless.

(b)	The decrease reflects reduced borrowings due to a decrease in the size of the Company’s truck fleet.

(c)	The increase is principally related to Zipcar capital leases.

North America

Debt due to Avis Budget Rental Car Funding. Avis Budget Rental Car Funding, an unconsolidated bankruptcy remote qualifying special purpose limited liability company, issues privately placed notes to investors as well as to banks and bank-sponsored conduit entities. Avis Budget Rental Car Funding uses the proceeds from its note issuances to make loans to a wholly-owned subsidiary of the Company, AESOP Leasing LP (“AESOP Leasing”), on a continuing basis. AESOP Leasing is required to use the proceeds of such loans to acquire or finance the acquisition of vehicles used in the Company’s rental car operations. By issuing debt through the Avis Budget Rental Car Funding program, the Company pays a lower rate of interest than if it had issued debt directly to third parties. Avis Budget Rental Car Funding is not consolidated, as the Company is not the “primary beneficiary” of Avis Budget Rental Car Funding. The Company determined that it is not the primary beneficiary because the Company does not have the obligation to absorb the potential losses or receive the benefits of Avis Budget Rental Car Funding’s activities since the Company’s only significant source of variability in the earnings, losses or cash flows of Avis Budget Rental Car Funding is exposure to its own creditworthiness, due to its loan from Avis Budget Rental Car Funding. Because Avis Budget Rental Car Funding is not consolidated, AESOP Leasing’s loan obligations to Avis Budget Rental Car Funding are reflected as related party debt on the Company’s Consolidated Balance Sheets. The Company also has an asset within Assets under vehicle programs on its Consolidated Balance Sheets which represents securities issued to the Company by Avis Budget Rental Car Funding. AESOP Leasing is consolidated, as the Company is the “primary beneficiary” of AESOP Leasing; as a result, the vehicles purchased by AESOP Leasing remain on the Company’s Consolidated Balance Sheets. The Company determined it is the primary beneficiary of AESOP Leasing, as it has the ability to direct its activities, an obligation to absorb a majority of its expected losses and the right to receive the benefits of AESOP Leasing’s activities. AESOP Leasing’s vehicles and related assets, which as of December 31, 2013, approximate $7.3 billion and many of which are subject to manufacturer repurchase and guaranteed depreciation agreements, collateralize the debt issued by Avis Budget Rental Car Funding. The assets and liabilities of AESOP Leasing are presented on the Company’s Consolidated Balance Sheets within Assets under vehicle programs and Liabilities under vehicle programs, respectively. The assets of AESOP Leasing, included within Assets under vehicle programs (excluding the Investments in Avis Budget Rental Car Funding (AESOP) LLC—related party) are restricted. Such assets may be used only to repay the respective AESOP Leasing liabilities, included within Liabilities under vehicle programs, and to purchase new vehicles, although if certain collateral coverage requirements are met, AESOP Leasing may pay dividends from excess cash. The creditors of AESOP Leasing and Avis Budget Rental Car Funding have no recourse to the general credit of the Company. The Company periodically provides Avis Budget Rental Car Funding with non-contractually required support, in the form of equity and loans, to serve as additional collateral for the debt issued by Avis Budget Rental Car Funding.
The business activities of Avis Budget Rental Car Funding are limited primarily to issuing indebtedness and using the proceeds thereof to make loans to AESOP Leasing for the purpose of acquiring or financing the acquisition of vehicles to be leased to the Company’s rental car subsidiaries and pledging its assets to secure the indebtedness. Because Avis Budget Rental Car Funding is not consolidated by the Company, its results of operations and cash flows are not reflected within the Company’s financial statements. Borrowings under the Avis Budget Rental Car Funding program primarily represent fixed rate notes and had a weighted average interest rate of 3% as of December 31, 2013 and 2012.
Canadian borrowings. The Company finances the acquisition of vehicles used in its Canadian rental operations through a consolidated, bankruptcy remote special-purpose entity, which issues privately placed notes to investors and bank-sponsored conduits. The Canadian borrowings represent a mix of fixed and floating rate debt and had a weighted average interest rate of 3% and 4% as of December 31, 2013 and 2012, respectively.

International
Debt borrowings. In March 2013, the Company entered into a three-year, €500 million (approximately $687 million) European rental fleet securitization program, which matures in 2016 and is used to finance fleet purchases for certain of the Company’s European operations. The Company finances the acquisition of vehicles used in its International rental car operations through this European and other consolidated, bankruptcy remote special-purpose entities, which issue privately placed notes to banks and bank-sponsored conduits. The International borrowings primarily represent floating rate notes and had a weighted average interest rate of 4% as of December 31, 2013 and 2012.
Capital leases. The Company obtained a portion of its International vehicles under capital lease arrangements for which there are corresponding assets of $306 million and $317 million, classified within vehicles, net on the Company’s Consolidated Balance Sheets as of December 31, 2013 and 2012, respectively. For the years ended December 31, 2013 and 2012, the interest rates on these leases ranged from 2% to 7% and 2% to 4%, respectively. All capital leases are on a fixed repayment basis and interest rates are fixed at the contract date.

Truck Rental
Debt borrowings. The Budget Truck funding program consists of debt facilities, including capital leases, established by the Company to finance the acquisition of the Budget Truck Rental fleet. The borrowings under the Budget Truck funding program are primarily fixed rate notes with a weighted average interest rate of 3% and 4% as of December 31, 2013 and 2012, respectively.

Other
Borrowings under the Company’s other vehicle rental programs primarily represent Zipcar capital lease arrangements for which there are corresponding assets of $28 million, classified within vehicles, net on the Company’s Consolidated Balance Sheets as of December 31, 2013. For the year ended December 31, 2013, the interest rate on these leases ranged from 3% to 4%.
DEBT MATURITIES
The following table provides the contractual maturities of the Company’s debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2013:

Debt Under Vehicle Programs
2014 (a)	$1,264
2015	1,534
2016	1,618
2017	998
2018	1,532
Thereafter	391
$7,337
__________

(a)	Vehicle-backed debt maturing within one year includes term asset-backed securities of approximately $674 million and bank and bank-sponsored borrowings of $590 million.

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS
The following table presents available funding under the Company’s debt arrangements related to its vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2013:

	Total Capacity (a)	Outstanding Borrowings	Available Capacity
North America – Debt due to Avis Budget Rental Car Funding (b)	$8,031	$5,656	$2,375
North America – Canadian borrowings (c)	753	400	353
International – Debt borrowings (d)	1,408	731	677
International – Capital leases (e)	404	289	115
Truck Rental – Debt borrowings (f)	233	226	7
Other (g)	35	35	—
Total	$10,864	$7,337	$3,527
__________

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	The outstanding debt is collateralized by $7.3 billion of underlying vehicles and related assets.

(c)	The outstanding debt is collateralized by $549 million of underlying vehicles and related assets.

(d)	The outstanding debt is collateralized by $1.3 billion of underlying vehicles and related assets.

(e)	The outstanding debt is collateralized by $306 million of underlying vehicles and related assets.

(f)	The outstanding debt is collateralized by $338 million of underlying vehicles and related assets.

(g)	The outstanding debt is collateralized by $28 million of underlying vehicles and related assets.

DEBT COVENANTS
Debt agreements under the Company’s vehicle-backed funding programs contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries and restrictions on indebtedness, mergers, liens, liquidations and sale and leaseback transactions, and in some cases also require compliance with certain financial requirements. As of December 31, 2013, the Company is not aware of any instances of non-compliance with any of the financial or restrictive covenants contained in the debt agreements under its vehicle-backed funding programs.

15.	Commitments and Contingencies
Lease Commitments
The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Many of the Company’s operating leases for facilities contain renewal options. These renewal options vary, but the majority include clauses for various term lengths and prevailing market rate rents.
Future minimum lease payments required under noncancelable operating leases, including minimum concession fees charged by airport authorities, which in many locations are recoverable from vehicle rental customers, as of December 31, 2013, are as follows:

Amount
2014	$507
2015	364
2016	288
2017	216
2018	162
Thereafter	719
$2,256
The future minimum lease payments in the above table have been reduced by minimum future sublease rental inflows in the aggregate of $6 million for all periods shown in the table.
The Company maintains concession agreements with various airport authorities that allow the Company to conduct its car rental operations on site. In general, concession fees for airport locations are based on a percentage of total commissionable revenue (as defined by each airport authority), subject to minimum annual guaranteed amounts. These concession fees, which are included in the Company’s total rent expense, were as follows for the years ended December 31:

	2013	2012	2011
Rent expense (including minimum concession fees)	$622	$600	$535
Contingent concession expense	173	155	104
	795	755	639
Less: sublease rental income	(5)	(5)	(5)
Total	$790	$750	$634
Commitments under capital leases, other than those within the Company’s vehicle rental programs, for which the future minimum lease payments have been reflected in Note 14—Debt Under Vehicle Programs and Borrowing Arrangements, are not significant.
The Company leases a portion of its vehicles under operating leases, which extend through 2017. As of December 31, 2013, the Company has guaranteed up to $82 million of residual values for these vehicles at the end of their respective lease terms. The Company believes that, based on current market conditions, the net proceeds from the sale of these vehicles at the end of their lease terms will equal or exceed their net book values and therefore has not recorded a liability related to guaranteed residual values.
Contingencies
In 2006, the Company completed the spin-offs of its Realogy and Wyndham subsidiaries. In connection with the spin-offs, Realogy assumed 62.5% and Wyndham assumed 37.5% of certain contingent and other corporate liabilities of the Company that are not primarily related to any of the respective businesses of Realogy, Wyndham, our former Travelport subsidiary and/or the Company’s vehicle rental operations, and in each case incurred or allegedly incurred on or prior to each subsidiary’s disposition (“Assumed Liabilities”). If Realogy or Wyndham were to default on its payment of costs or expenses to the Company related to any Assumed Liabilities, the Company would be responsible for 50% of the defaulting party’s obligation. The Company does not believe that the impact of any resolution of contingent liabilities constituting Assumed Liabilities should result in a material liability to the Company in relation to its consolidated financial position or liquidity, as Realogy and Wyndham each have agreed to assume responsibility for these liabilities. In accordance with the terms of relevant documents, Realogy posted a letter of credit in April 2007 for the benefit of the Company to cover its estimated share of the Assumed Liabilities discussed above, subject to adjustment, although there can be no assurance that such letter of credit will be sufficient or effective to cover Realogy’s actual obligations if and when they arise.
The Company is also named in various litigation that is primarily related to the businesses of its former subsidiaries, including Realogy, and Wyndham and their current or former subsidiaries. The Company is entitled to indemnification from such entities for any liability resulting from such litigation.
Additionally, the Company is also involved in claims, legal proceedings and governmental inquiries related, among other things, to its vehicle rental operations, including, among others, contract and licensee disputes, wage-and-hour claims, competition matters, employment matters, insurance claims, intellectual property claims and other regulatory, environmental, commercial and tax matters. Litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur, which could materially impact the Company’s financial position, results of operations or cash flows.
Commitments to Purchase Vehicles
The Company maintains agreements with vehicle manufacturers under which the Company has agreed to purchase approximately $6.4 billion of vehicles from manufacturers over the next 12 months. The majority of these commitments are subject to the vehicle manufacturers’ satisfying their obligations under their respective repurchase and guaranteed depreciation agreements. The purchase of such vehicles is financed primarily through the issuance of vehicle-backed debt and cash received upon the disposition of vehicles.
Other Purchase Commitments
In the normal course of business, the Company makes various commitments to purchase other goods or services from specific suppliers, including those related to marketing, advertising and capital expenditures. As of December 31, 2013, the Company had approximately $160 million of purchase obligations, which extend through 2018.
Concentrations
Concentrations of credit risk at December 31, 2013, include (i) risks related to the Company’s repurchase and guaranteed depreciation agreements with domestic and foreign car manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Fiat, Mercedes, Kia, Toyota, BMW, and Renault, and primarily with respect to receivables for program cars that have been disposed but for which the Company has not yet received payment from the manufacturers and (ii) risks related to Realogy and Wyndham, including receivables of $62 million and $38 million, respectively, related to certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with their disposition.
Asset Retirement Obligations
The Company maintains a liability for asset retirement obligations. An asset retirement obligation is a legal obligation to perform certain activities in connection with the retirement, disposal or abandonment of assets. The Company’s asset retirement obligations, which are measured at discounted fair values, are primarily related to the removal of underground gas storage tanks at its rental facilities. Liabilities accrued for asset retirement obligations were $25 million and $26 million at December 31, 2013 and 2012, respectively.

Standard Guarantees/Indemnifications
In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company agrees to indemnify another party, among other things, for performance under contracts and any breaches of representations and warranties thereunder. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) access to credit facilities and use of derivatives and (v) issuances of debt or equity securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) licensees under licensing agreements, (iv) financial institutions in credit facility arrangements and derivative contracts and (v) underwriters and placement agents in debt or equity security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many may survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications provided to landlords against third-party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates its potential exposure.
Other Guarantees
The Company has provided certain guarantees to, or for the benefit of, subsidiaries of Realogy, Wyndham and Travelport, which, as previously discussed, were sold or spun-off in 2006. These guarantees relate primarily to various real estate operating leases. The maximum potential amount of future payments that the Company may be required to make under the guarantees relating to these leases is estimated to be approximately $52 million, the majority of which expire by the end of 2015. At December 31, 2013, the liability recorded by the Company in connection with these guarantees was approximately $1 million. To the extent that the Company would be required to perform under any of these guarantees, the Company is entitled to indemnification by Realogy and Wyndham, as applicable. The Company monitors the credit ratings and other relevant information for Realogy and Wyndham, in order to assess the status of the payment/performance risk of these guarantees.

16.	Stockholders’ Equity
Cash Dividend Payments
During 2013, 2012 and 2011, the Company did not declare or pay any cash dividends. The Company’s ability to pay dividends to holders of its common stock is limited by the Company’s senior credit facility, the indentures governing its senior notes and vehicle financing programs.
Share Repurchases
In August 2013, the Company obtained Board approval to repurchase up to $200 million of its common stock. During 2013, the Company repurchased approximately 1,582,000 shares of common stock at a cost of approximately $50 million under the repurchase program. The Company did not repurchase any of its common stock during 2012 and 2011.
Convertible Note Hedge and Warrants
In 2009, the Company purchased a convertible note hedge for approximately $95 million, to potentially reduce the net number of shares required to be issued upon conversion of the Company’s 3½% Convertible Notes. Concurrently, the Company issued warrants for approximately $62 million to offset the cost of the convertible note hedge.
The convertible note hedge and warrants, which were to be net-share settled, initially covered the purchase and issuance, respectively, of approximately 21.2 million shares of common stock, subject to customary anti-dilution provisions. The initial strike price per share of the convertible note hedge and warrants was

$16.25 and $22.50, respectively. The convertible note hedge was exercisable before expiration only to the extent that corresponding amounts of the 3½% Convertible Notes were exercised. The convertible note hedge and warrant transactions were accounted for as capital transactions and included as a component of stockholders’ equity. The significant terms of the Convertible Notes can be found in Note 13—Long-term Debt and Borrowing Arrangements.
During 2013 and 2012, respectively, concurrently with the Company’s repurchase of a portion of its 3½% Convertible Notes, the Company repurchased warrants for the purchase of the Company’s common stock for $37 million and $29 million and sold an equal portion of its convertible note hedge for $50 million and $43 million, reducing the number of shares related to each of the hedge and warrant by approximately 13 million. In addition, during December 2013, the Company unwound the remaining outstanding convertible note hedge and warrants; and repurchased warrants for the purchase of the Company’s common stock for $41 million, and settled its convertible note hedge for proceeds of $54 million and 179,000 shares of the Company’s common stock valued at $7 million.
Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income are as follows:

	Currency Translation Adjustments	Net Unrealized Gains (Losses) on Cash Flow Hedges	Net Unrealized Gains on Available-For-Sale Securities	Minimum Pension Liability Adjustment (a)	Accumulated Other Comprehensive Income
Balance, January 1, 2011	$182	$(46)	$—	$(44)	$92
Period change	(23)	33	2	(26)	(14)
Balance, December 31, 2011	159	(13)	2	(70)	78
Period change	34	13	—	(15)	32
Balance, December 31, 2012	193	—	2	(85)	110
Period change	(27)	1	—	33	7
Balance, December 31, 2013	$166	$1	$2	$(52)	$117
 __________
All components of accumulated other comprehensive income are net of tax, except currency translation adjustments, which exclude income taxes related to indefinite investments in foreign subsidiaries and include an $11 million loss, net of tax, related to the Company’s hedge of its net investment in Euro-denominated foreign operations (See Note 19 - Financial Instruments).

(a)	For the year ended December 31, 2013, $15 million ($9 million, net of tax) was reclassified from accumulated other comprehensive income into selling, general and administrative expenses.

17.	Stock-Based Compensation

The Company’s Amended and Restated 2007 Equity and Incentive Plan (the “2007 Plan”) provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other stock- or cash-based awards to employees, directors and other individuals who perform services for the Company and its subsidiaries. The maximum number of shares reserved for grant of awards under the plan is 16 million, with approximately 3.5 million shares available as of December 31, 2013. The Company typically settles stock-based awards with treasury shares.
With limited exception, time-based awards generally vest ratably over a three-year period following the date of grant, and performance- or market-based awards generally vest three years following the date of grant based on the attainment of certain performance- or market-based goals, all of which are subject to a service condition.
Cash Unit Awards
The fair value of time-based restricted cash units is based on the Company’s stock price on the grant date. Market-vesting restricted cash units generally vest depending on the level of relative total shareholder return achieved by the Company during the period prior to scheduled vesting. Settlement of restricted cash units is based on the Company’s average closing stock price over a specified number of trading days and the value of these awards varies based on changes in the Company’s stock price.

Stock Unit Awards
Stock unit awards entitle the holder to receive shares of common stock upon vesting on a one-to-one basis. Performance-based RSUs principally vest based upon the level of performance attained, however, upon meeting a threshold performance level vesting can increase by up to 20% if certain relative total shareholder return goals are achieved. Market-based RSUs generally vest based on the level of total shareholder return or absolute stock price attainment.
The grant date fair value of the performance-based RSUs incorporates the total shareholder return metric, which is estimated using a Monte Carlo simulation model to estimate the Company’s ranking relative to an applicable stock index. The weighted average assumptions used in the Monte Carlo simulation model to calculate the fair value of the Company’s stock unit awards are outlined in the table below.

	2013	2012	2011
Expected volatility of stock price	43%	50%	48%
Risk-free interest rate	0.39%	0.30% - 0.42%	0.47% - 1.21%
Valuation period	3 years	2½ - 3 years	3 - 4 years
Dividend yield	0%	0%	0%

Annual activity related to stock units and cash units, consisted of (in thousands of shares):

	Time-Based RSUs		Performance-Based and Market Based RSUs		Cash Unit Awards
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2013	1,439	$13.97	2,058	$11.30	156	$12.65
Granted (a)	638	21.77	483	20.04	111	18.04
Vested (b)	(678)	13.47	(439)	9.15	—	—
Forfeited/expired	(91)	15.62	(59)	12.62	—	—
Outstanding at December 31, 2013 (c)	1,308	$17.92	2,043	$13.79	267	$14.90
__________

(a)
Reflects the maximum number of stock units assuming achievement of all performance-, market- and time-vesting criteria and does not include those for non-employee directors, which are discussed separately below. The weighted-average fair value of time-based RSUs, performance-based and market-based RSUs, and cash units granted in 2012 was $14.39, $12.66 and $12.65, respectively, and the weighted-average fair value of the restricted stock units and market-based restricted stock units granted in 2011 was $14.45 and $11.67, respectively. No performance-based restricted stock units or cash units awards were granted in 2011.

(b)	The total fair value of RSUs vested during 2013, 2012 and 2011 was $13 million, $16 million and $11 million, respectively.

(c)
The Company’s outstanding time-based RSUs, performance-based and market-based RSUs, and cash units had aggregate intrinsic value of $53 million, $83 million and $11 million, respectively. Aggregate unrecognized compensation expense related to time-based RSUs and performance-based and market-based RSUs amounted to $27 million and will be recognized over a weighted average vesting period of 1.0 years. The Company assumes that substantially all outstanding awards will vest over time.

Stock Options
The annual stock option activity consisted of (in thousands of shares):

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2013	1,901	$2.89	$32	5.8
Granted (a)	—	—	—
Exercised (b)	(919)	2.89	23
Forfeited/expired	(3)	27.40	—
Outstanding at December 31, 2013 (c)	979	2.82	37	5.2
Exercisable at December 31, 2013	915	$2.21	$35	5.1
__________

(a)	No stock options were granted during 2012 or 2011.

(b)
Stock options exercised during 2012 and 2011 had intrinsic values of $11 million and $18 million, respectively, and the cash received from the exercise of options was $3 million in 2013 and was insignificant in 2012 and 2011.

(c)	The Company assumes that substantially all outstanding stock options will vest over time.
Non-employee Directors Deferred Compensation Plan
The Company grants stock awards on a quarterly basis to non-employee directors representing 50% of a director’s annual compensation and such awards can be deferred under the Non-employee Directors Deferred Compensation Plan. During 2013, 2012 and 2011, the Company granted 33,000, 53,000 and 54,000 awards, respectively, to non-employee directors.
Employee Stock Purchase Plan
The Company is authorized to sell shares of its common stock to eligible employees at 95% of fair market value. This plan has been deemed to be non-compensatory and therefore, no compensation expense has been recognized.
Stock-Compensation Expense
During 2013, 2012 and 2011, the Company recorded stock-based compensation expense related to employee stock awards that were granted by the Company of $24 million ($14 million, net of tax), $16 million ($10 million, net of tax) and $17 million ($11 million, net of tax), respectively. In jurisdictions with net operating loss carryforwards, tax deductions for exercises and/or vestings of stock-based awards have generated a $57 million tax benefit at December 31, 2013, with a corresponding increase to additional paid-in capital. Approximately $22 million of incremental tax benefits will be recorded in additional paid-in capital when realized in these jurisdictions.

18.	Employee Benefit Plans
Defined Contribution Savings Plans
The Company sponsors several defined contribution savings plans in the United States and certain foreign subsidiaries that provide certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches portions of the contributions of participating employees on the basis specified by the plans. The Company’s contributions to these plans were $39 million, $34 million and $15 million during 2013, 2012 and 2011, respectively.
Defined Benefit Pension Plans
The Company sponsors non-contributory defined benefit pension plans in the United States covering certain eligible employees and sponsors contributory and non-contributory defined benefit pension plans in certain foreign subsidiaries with some plans offering participation in the plans at the employees’ option. The most material of the non-U.S. defined benefit pension plans is operated in the United Kingdom. Under these plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation. However, the majority of such plans are closed to new employees and are no longer accruing benefits. There is an unfunded defined benefit pension plan for employees in Germany, which is closed to new employees, and a statutorily determined unfunded defined benefit termination plan for employees in Italy.
The funded status of the defined benefit pension plans is recognized on the Consolidated Balance Sheets and the gains or losses and prior service costs or credits that arise during the period, but are not recognized as components of net periodic benefit cost, are recognized as a component of accumulated other comprehensive income (loss), net of tax.
The components of net periodic benefit cost and the assumptions related to the cost consisted of the following:

	Year Ended December 31,
	2013	2012	2011
Service cost	$5	$5	$3
Interest cost	26	27	17
Expected return on plan assets	(28)	(25)	(17)
Amortization of unrecognized amounts	15	14	8
Net periodic benefit cost	$18	$21	$11

The Company uses a measurement date of December 31 for its pension plans. The funded status of the pension plans were as follows:

	As of December 31,
Change in Benefit Obligation	2013	2012
Benefit obligation at end of prior year	$670	$600
Service cost	5	5
Interest cost	26	27
Plan amendments	1	1
Actuarial (gain) loss	(11)	58
Net benefits paid	(21)	(21)
Benefit obligation at end of current year	$670	$670

Change in Plan Assets
Fair value of assets at end of prior year	$465	$412
Actual return on plan assets	56	56
Employer contributions	17	18
Net benefits paid	(21)	(21)
Fair value of assets at end of current year	$517	$465
Total unfunded status at end of year (recognized in other non-current liabilities in the Consolidated Balance Sheets)	$(153)	$(205)
The estimated amount that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2014 is $3 million, which consists of $2 million for net actuarial loss and $1 million for prior service cost.
The following assumptions were used to determine pension obligations and pension costs for the principal plans in which the Company’s employees participated:

	For the Year Ended December 31,
	2013	2012	2011
U.S. Pension Benefit Plans
Discount rate:
Net periodic benefit cost	3.75%	4.00%	5.25%
Benefit obligation	4.75%	4.00%	4.00%
Long-term rate of return on plan assets	7.50%	7.50%	8.00%

Non-U.S. Pension Benefit Plans
Discount rate:
Net periodic benefit cost	4.50%	4.75%	5.00%
Benefit obligation	4.50%	4.50%	4.75%
Long-term rate of return on plan assets	5.25%	5.35%	5.25%
To select a discount rate for its defined benefit pension plans, the Company uses a modeling process that involves matching the expected cash outflows of such plan, to a yield curve constructed from a portfolio of AA-rated fixed-income debt instruments. The Company uses the average yield of this hypothetical portfolio as a discount rate benchmark.
The Company’s expected rate of return on plan assets of 7.50% and 5.25% for U.S. plans and non-U.S. plans, respectively, used to determine pension obligations and pension costs, is a long-term rate based on historic plan asset returns in individual jurisdictions, over varying long-term periods combined with current market conditions and broad asset mix considerations.
As of December 31, 2013, substantially all of the Company’s defined benefit pension plans had a projected benefit obligation in excess of the fair value of plan assets. The Company expects to contribute approximately $9 million to the U.S. plans and $11 million to the non-U.S. plans in 2014.
The Company’s defined benefit pension plans’ assets are invested primarily in mutual funds and may change in value due to various risks, such as interest rate and credit risk and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of the pension plans’ investment securities will occur in the near term and that such changes would materially affect the amounts reported in the Company’s financial statements.
The U.S. defined benefit pension plans’ investment goals and objectives are managed by the Company with consultation from independent investment advisors. The Company seeks to produce returns on pension plan investments, which are based on levels of liquidity and investment risk that the Company believes are prudent and reasonable, given prevailing capital market conditions. The pension plans’ assets are managed in the long-term interests of the participants and the beneficiaries of the plans. The Company’s overall investment strategy has been to achieve a mix of approximately 65% of investments for long-term growth and 35% for near-term benefit payments with a wide diversification of asset types and fund strategies. The Company believes that diversification of the pension plans’ assets is an important investment strategy to provide reasonable assurance that no single security or class of securities will have a disproportionate impact on the pension plans. As such, the Company allocates assets among traditional equity, fixed income (U.S. and non-U.S. government issued securities, corporate bonds and short-term cash investments) and other investment strategies.
The equity component’s purpose is to provide a total return that will help preserve the purchasing power of the assets. The pension plans hold various mutual funds that invest in equity securities and are diversified among funds that invest in large cap, small cap, growth, value and international stocks as well as funds that are intended to “track” an index, such as the S&P 500. The equity investments in the portfolios will represent a greater assumption of market volatility and risk as well as provide higher anticipated total return over the long term. The equity component is expected to approximate 45%-65% of the U.S. pension plans’ assets.
The purpose of the fixed income component is to provide a deflation hedge, to reduce the overall volatility of the pension plans assets in relation to the liability and to produce current income. The pension plans hold mutual funds that invest in securities issued by governments, government agencies and corporations. The fixed income component is expected to approximate 30%-40% of the U.S. pension plans’ assets.
The management of the Company’s non-U.S. defined benefit pension plans’ investment goals and objectives vary slightly by country, but are managed with consultation and advice from independent investment advisors. The investment policy is set with the primary objective to provide appropriate security for all beneficiaries; to achieve long-term growth in the assets sufficient to provide for benefits from the plan; and to achieve an appropriate balance between risk and return with regards to the cost of the plan and the security of the benefits. A suitable strategic asset allocation benchmark is determined for the plans to maintain diversified portfolios, taking into account government requirements, if any, regarding unnecessary investment risk and protection of pension plans’ assets. The defined benefit pension plans’ assets are primarily invested in equities, bonds, absolute return funds and cash.
The Company used significant observable inputs (Level 2 inputs) to determine the fair value of the defined benefit pension plans’ assets. See Note 2—Summary of Significant Accounting Policies for the Company’s methodology used to measure fair value. The following table presents the defined benefit pension plans’ assets measured at fair value, as of December 31:

Asset Class	2013	2012
Cash equivalents	$10	$3
Short term investments	5	7
U.S. stock	104	91
Non-U.S. stock	166	149
Real estate investment trusts	9	6
Non-U.S. government securities	80	70
U.S. government securities	3	20
Corporate bonds	137	105
Other assets	3	14
Total assets	$517	$465
The Company estimates that future benefit payments from plan assets will be $23 million, $24 million, $25 million, $26 million, $27 million and $159 million for 2014, 2015, 2016, 2017, 2018 and 2019 to 2023, respectively.

Multiemployer Plans
The Company contributes to a number of multiemployer plans under the terms of collective-bargaining agreements that cover a portion of its employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects: (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (ii) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; (iii) if the Company elects to stop participating in a multiemployer plan it may be required to contribute to such plan an amount based on the under-funded status of the plan; and (iv) the Company has no involvement in the management of the multiemployer plans’ investments. For the years ended December 31, 2013, 2012 and 2011, the Company contributed a total of $8 million, $9 million and $6 million, respectively, to multiemployer plans.

19.	Financial Instruments
Risk Management
Currency Risk. The Company uses currency exchange contracts to manage its exposure to changes in currency exchange rates associated with its non-U.S.-dollar denominated receivables and forecasted royalties, forecasted earnings of non-U.S. subsidiaries and forecasted non-U.S.-dollar denominated acquisitions. The Company primarily hedges a portion of its current-year currency exposure to the Australian, Canadian and New Zealand dollars, the Euro and the British pound sterling. The majority of forward contracts do not qualify for hedge accounting treatment. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk they economically hedge. Forward contracts used to hedge forecasted third-party receipts and disbursements up to 12 months are designated and do qualify as cash flow hedges.
The Company has designated its 6% Euro-denominated Notes issued March 2013 as a hedge of its net investment in Euro-denominated foreign operations. The Company records the effective portion of the gain or loss on this net investment hedge, net of taxes, in accumulated other comprehensive income as part of currency translation adjustments. For the year ended December 31, 2013, the Company has recorded an $11 million loss, net of tax, in accumulated other comprehensive income.
The amount of gains or losses reclassified from other comprehensive income to earnings resulting from ineffectiveness or from excluding a component of the hedges’ gain or loss from the effectiveness calculation for cash flow and net investment hedges during 2013, 2012 and 2011 was not material, nor is the amount of gains or losses the Company expects to reclassify from other comprehensive income to earnings over the next 12 months.
Interest Rate Risk. The Company uses various hedging strategies including interest rate swaps and interest rate caps to create an appropriate mix of fixed and floating rate assets and liabilities. During 2013, 2012 and 2011, the Company recorded net unrealized gains on cash flow hedges of $1 million, $13 million and $33 million, net of tax, respectively, to other comprehensive income. The after-tax amount of gains or losses reclassified from accumulated other comprehensive income (loss) to earnings resulting from ineffectiveness for 2013, 2012 and 2011 was not material to the Company’s results of operations.
The amount deferred in accumulated other comprehensive income that the Company expects to be recognized in earnings in 2014 is not material.
The Company uses interest rate swaps, including freestanding derivatives and derivatives designated as cash flow hedges, to manage the risk related to its floating rate corporate debt. In connection with such cash flow hedges, the Company recorded net unrealized gains of $1 million, net of tax, to other comprehensive income during each of the years 2013, 2012 and 2011.
The Company uses derivatives to manage the risk associated with its floating rate vehicle-backed debt. These derivatives include freestanding derivatives and derivatives designated as cash flow hedges, which have maturities ranging from August 2014 to November 2018. In connection with such cash flow hedges, the Company did not record any net unrealized gains or losses to other comprehensive income during 2013, and during 2012 and 2011, recorded net unrealized gains of $12 million and $32 million, net of tax, respectively. The Company recorded losses of $1 million, $3 million and $2 million related to freestanding derivatives during 2013, 2012 and 2011, respectively.
Commodity Risk. The Company periodically enters into derivative commodity contracts to manage its exposure to changes in the price of gasoline. These instruments were designated as freestanding derivatives and the changes in fair value are recorded in the Company’s consolidated results of operations. These derivatives resulted in a gain of $1 million in 2013, a gain of $3 million in 2012 and a loss of less than $1 million in 2011.
Credit Risk and Exposure. The Company is exposed to counterparty credit risks in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in certain instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amount for which it is at risk with each counterparty, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.
There were no significant concentrations of credit risk with any individual counterparties or groups of counterparties at December 31, 2013 or 2012, other than (i) risks related to the Company’s repurchase and guaranteed depreciation agreements with domestic and foreign car manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Fiat, Mercedes, Kia, BMW, Toyota, and Renault, and primarily with respect to receivables for program cars that were disposed but for which the Company has not yet received payment from the manufacturers (see Note 2—Summary of Significant Accounting Policies), (ii) receivables from Realogy and Wyndham related to certain contingent, income tax and other corporate liabilities assumed by Realogy and Wyndham in connection with their disposition and (iii) risks related to leases which have been assumed by Realogy, Wyndham or Travelport but of which the Company is a guarantor. Concentrations of credit risk associated with trade receivables are considered minimal due to the Company’s diverse customer base. The Company does not normally require collateral or other security to support credit sales.
Fair Value
Derivative instruments and hedging activities
As described above, derivative assets and liabilities consist principally of currency exchange contracts, interest rate swaps, interest rate contracts and commodity contracts.
Certain of the Company’s derivative instruments contain collateral support provisions that require the Company to post cash collateral to the extent that these derivatives are in a liability position. The aggregate fair value of such derivatives that are in a liability position and the aggregate fair value of assets needed to settle these derivatives as of December 31, 2013 was approximately $2 million, for which the Company has posted cash collateral in the normal course of business.

The Company held derivative instruments with absolute notional values as follows:

	As of December 31,
	2013	2012
Interest rate caps (a)	$8,924	$5,748
Interest rate swaps	850	625
Foreign exchange swaps	746	984
Foreign exchange forward contracts	268	14

Commodity contracts (millions of gallons of unleaded gasoline)	8	—
__________

(a)
Represents $7.1 billion of interest rate caps sold, partially offset by approximately $1.8 billion of interest rate caps purchased at December 31, 2013 and $4.1 billion of interest rate caps sold, partially offset by approximately $1.7 billion of interest rate caps purchased at December 31, 2012. These amounts exclude $5.2 billion and $2.4 billion of interest rate caps purchased by the Company’s Avis Budget Rental Car Funding subsidiary at December 31, 2013 and 2012, respectively.

Fair values (Level 2) of derivative instruments are as follows:

	As of December 31, 2013		As of December 31, 2012
	Fair Value, Asset Derivatives	Fair Value, Liability Derivatives	Fair Value, Asset Derivatives	Fair Value, Liability Derivatives
Derivatives designated as hedging instruments
Interest rate swaps (a)	$2	$1	$—	$1

Derivatives not designated as hedging instruments
Interest rate caps (b)	2	13	—	4
Interest rate swaps (a)	—	—	—	12
Foreign exchange forward contracts and swaps (c)	3	5	3	8
Commodity contracts (c)	—	—	—	—
Total	$7	$19	$3	$25
__________
Amounts in this table exclude derivatives issued by Avis Budget Rental Car Funding, as it is not consolidated by the Company; however, certain amounts related to the derivatives held by Avis Budget Rental Car Funding are included within accumulated other comprehensive income, as discussed in Note 16—Stockholders’ Equity.

(a)	Included in other non-current assets or other non-current liabilities.

(b)	Included in assets under vehicle programs or liabilities under vehicle programs.

(c)	Included in other current assets or other current liabilities.

The effects of derivatives recognized in the Company’s Consolidated Financial Statements are as follows:

	Year Ended December 31,
	2013	2012	2011
Derivatives designated as hedging instruments
Interest rate swaps (a)	$1	$13	$33
Derivatives not designated as hedging instruments (b)
Foreign exchange forward contracts and swaps (c)	27	(31)	(19)
Interest rate caps (d)	4	(15)	(3)
Commodity contracts (e)	1	3	—
Total	$33	$(30)	$11
__________

(a)	Recognized, net of tax, as a component of other comprehensive income within stockholders’ equity.

(b)	Gains (losses) related to derivative instruments are expected to be largely offset by (losses) gains on the underlying exposures being hedged.

(c)
For the year ended December 31, 2013, included a $20 million gain included in interest expense and a $7 million gain included in operating expenses. For the year ended December 31, 2012, included a $32 million loss in interest expense and a $1 million gain in operating expenses. For the year ended December 31, 2011, included a $46 million loss in transaction-related costs and a $27 million gain in operating expenses.

(d)
For the year ended December 31, 2013, $1 million of expense is included in vehicle interest, net and a $5 million gain is included in interest expense. For the year ended December 31, 2012, amounts are included in vehicle interest, net. For the year ended December 31, 2011, $2 million of expense is included in vehicle interest, net and $1 million of expense is included in interest expense.

(e)	Included in operating expenses.
Debt Instruments

The carrying amounts and estimated fair values of financial instruments are as follows:

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Corporate debt
Short-term debt and current portion of long-term debt, excluding convertible debt	$23	$23	$57	$58
Long-term debt, excluding convertible debt (a)	3,305	3,416	2,720	2,903
Convertible debt (a)	66	159	128	171

Debt under vehicle programs
Vehicle-backed debt due to Avis Budget Rental Car Funding (a)	$5,656	$5,732	$5,203	$5,391
Vehicle-backed debt (a)	1,668	1,675	1,599	1,613
Interest rate swaps and interest rate caps (b)	13	13	4	4
___________

(a)	The fair value measurements are based on significant observable inputs (Level 2).

(b)	Derivatives in liability position.

20.	Segment Information

The Company’s chief operating decision maker assesses performance and allocates resources based upon the separate financial information from the Company’s operating segments. In identifying its reportable segments, the Company considered the nature of services provided, the geographical areas in which the segments operated and other relevant factors. The Company aggregates certain of its operating segments into its reportable segments.
Management evaluates the operating results of each of its reportable segments based upon revenue and “Adjusted EBITDA,” which the Company defines as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. In first quarter of 2014, the Company revised its definition of Adjusted EBITDA to exclude restructuring expense and has recast its 2013, 2012 and 2011 Adjusted EBITDA to conform with the revised definition, consistent with the manner in which management assesses performance and allocates resources. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Year Ended December 31, 2013

	North America	International	Truck Rental	Corporate and Other (a)	Total
Net revenues	$5,042	$2,522	$373	$—	$7,937
Vehicle depreciation and lease charges, net	1,254	509	48	—	1,811
Vehicle interest, net	203	49	12	—	264
Adjusted EBITDA	508	272	36	(47)	769
Non-vehicle depreciation and amortization	101	50	1	—	152
Segment assets exclusive of assets under vehicle programs	3,718	1,809	80	225	5,832
Assets under vehicle programs	7,939	2,164	349	—	10,452
Capital expenditures (excluding vehicles)	98	54	—	—	152
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.

Year Ended December 31, 2012

	North America	International	Truck Rental	Corporate and Other (a)	Total
Net revenues	$4,640	$2,342	$374	$1	$7,357
Vehicle depreciation and lease charges, net	943	483	45	—	1,471
Vehicle interest, net	246	38	13	—	297
Adjusted EBITDA	557	270	34	(21)	840
Non-vehicle depreciation and amortization	78	46	1	—	125
Segment assets exclusive of assets under vehicle programs	3,065	1,740	90	224	5,119
Assets under vehicle programs	7,394	2,300	405	—	10,099
Capital expenditures (excluding vehicles)	72	60	—	—	132
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.

Year Ended December 31, 2011

	North America	International	Truck Rental	Corporate and Other (a)	Total
Net revenues	$4,495	$1,028	$376	$1	$5,900
Vehicle depreciation and lease charges, net	969	209	45	—	1,223
Vehicle interest, net	263	11	12	—	286
Adjusted EBITDA	444	130	49	(13)	610
Non-vehicle depreciation and amortization	80	14	1	—	95
Segment assets exclusive of assets under vehicle programs	2,112	1,464	88	184	3,848
Assets under vehicle programs	6,674	2,109	307	—	9,090
Capital expenditures (excluding vehicles)	54	10	1	—	65
__________

(a)	Primarily represents unallocated corporate overhead, receivables from our former subsidiaries and debt financing fees related to our corporate debt.

Provided below is a reconciliation of Adjusted EBITDA to income before income taxes.

	For the Year Ended December 31,
	2013	2012	2011
Adjusted EBITDA	$769	$840	$610
Less: Non-vehicle related depreciation and amortization	152	125	95
Interest expense related to corporate debt, net	228	268	219
Early extinguishment of debt	147	75	—
Restructuring expense	61	38	5
Transaction-related costs	51	34	255
Impairment	33	—	—
Income before income taxes	$97	$300	$36

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
2013
Net revenues	$5,030	$2,907	$7,937
Assets exclusive of assets under vehicle programs	3,729	2,103	5,832
Assets under vehicle programs	7,791	2,661	10,452
Property and equipment, net	424	190	614

2012
Net revenues	$4,637	$2,720	$7,357
Assets exclusive of assets under vehicle programs	3,094	2,025	5,119
Assets under vehicle programs	7,329	2,770	10,099
Property and equipment, net	366	163	529

2011
Net revenues	$4,489	$1,411	$5,900
Assets exclusive of assets under vehicle programs	2,177	1,671	3,848
Assets under vehicle programs	6,553	2,537	9,090
Property and equipment, net	365	128	493

21.	Guarantor and Non-Guarantor Consolidating Financial Statements
The following consolidating financial information presents Consolidating Condensed Statements of Operations for the years ended December 31, 2013, 2012 and 2011, Consolidating Condensed Balance Sheets as of December 31, 2013 and December 31, 2012 and Consolidating Condensed Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011 for: (i) Avis Budget Group, Inc. (the “Parent”); (ii) ABCR and Avis Budget Finance, Inc. (the “Subsidiary Issuers”); (iii) the guarantor subsidiaries; (iv) the non-guarantor subsidiaries; (v) elimination entries necessary to consolidate the Parent with the Subsidiary Issuers, the guarantor and non-guarantor subsidiaries; and (vi) the Company on a consolidated basis. The Subsidiary Issuers and the guarantor and non-guarantor subsidiaries are 100% owned by the Parent, either directly or indirectly. All guarantees are full and unconditional and joint and several. This financial information is being presented in relation to the Company’s guarantee of the payment of principal, premium (if any) and interest on the notes issued by ABCR. See Note 13—Long-term Debt and Borrowing Arrangements for additional description of these guaranteed notes. The Senior Notes have separate investors than the equity investors of the Company and are guaranteed by the Parent and certain subsidiaries.
Investments in subsidiaries are accounted for using the equity method of accounting for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. For purposes of the accompanying Consolidating Condensed Statements of Operations, certain expenses incurred by the Subsidiary Issuers are allocated to the guarantor and non-guarantor subsidiaries. Certain reclassifications have been made to the 2012 and 2011 consolidating condensed financial statements to correct the classification of intercompany transactions to report them on a gross basis and to conform to the current year presentation. The reclassified amounts had no impact on reported net income, stockholders’ equity, or the net change in cash for the periods presented for the Parent, Subsidiary Issuer, Guarantor Subsidiaries, Non-Guarantor Subsidiaries, Eliminations or the Company on a consolidated basis.

Consolidating Condensed Statements of Operations
For the Year Ended December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,786	$1,921	$—	$5,707
Other	—	—	1,098	3,086	(1,954)	2,230
Net revenues	—	—	4,884	5,007	(1,954)	7,937

Expenses
Operating	7	15	2,425	1,627	—	4,074
Vehicle depreciation and lease charges, net	—	—	1,776	1,806	(1,771)	1,811
Selling, general and administrative	35	6	591	387	—	1,019
Vehicle interest, net	—	—	182	265	(183)	264
Non-vehicle related depreciation and amortization	—	2	97	53	—	152
Interest expense related to corporate debt, net:
Interest expense	3	196	—	29	—	228
Intercompany interest expense (income)	(12)	(30)	6	36	—	—
Early extinguishment of debt	53	94	—	—	—	147
Restructuring expense	—	—	25	36	—	61
Transaction-related costs	1	24	3	23	—	51
Impairment	—	33	—	—	—	33
Total expenses	87	340	5,105	4,262	(1,954)	7,840

Income (loss) before income taxes and equity in earnings of subsidiaries	(87)	(340)	(221)	745	—	97
Provision for (benefit from) income taxes	(14)	(124)	156	63	—	81
Equity in earnings of subsidiaries	89	305	682	—	(1,076)	—
Net income	$16	$89	$305	$682	$(1,076)	$16

Comprehensive income	$23	$96	$310	$657	$(1,063)	$23

For the Year Ended December 31, 2012

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,491	$1,806	$—	$5,297
Other	1	—	1,052	2,130	(1,123)	2,060
Net revenues	1	—	4,543	3,936	(1,123)	7,357

Expenses
Operating	—	5	2,305	1,514	—	3,824
Vehicle depreciation and lease charges, net	—	—	902	996	(427)	1,471
Selling, general and administrative	21	—	573	331	—	925
Vehicle interest, net	—	—	234	300	(237)	297
Non-vehicle related depreciation and amortization	—	2	75	48	—	125
Interest expense related to corporate debt, net:
Interest expense	9	246	—	13	—	268
Intercompany interest expense (income)	(18)	(314)	277	55	—	—
Early extinguishment of debt	44	31	—	—	—	75
Restructuring expense	—	—	3	35	—	38
Transaction-related costs	4	1	1	28	—	34
Total expenses	60	(29)	4,370	3,320	(664)	7,057

Income (loss) before income taxes and equity in earnings of subsidiaries	(59)	29	173	616	(459)	300
Provision for (benefit from) income taxes	(8)	(106)	72	52	—	10
Equity in earnings of subsidiaries	341	206	105	—	(652)	—
Net income	$290	$341	$206	$564	$(1,111)	$290

Comprehensive income	$322	$373	$237	$594	$(1,204)	$322

For the Year Ended December 31, 2011

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Vehicle rental	$—	$—	$3,393	$945	$—	$4,338
Other	2	—	1,006	1,702	(1,148)	1,562
Net revenues	2	—	4,399	2,647	(1,148)	5,900

Expenses
Operating	3	8	2,241	773	—	3,025
Vehicle depreciation and lease charges, net	—	—	921	868	(566)	1,223
Selling, general and administrative	11	—	564	181	—	756
Vehicle interest, net	—	(1)	243	296	(252)	286
Non-vehicle related depreciation and amortization	—	—	78	17	—	95
Interest expense related to corporate debt, net:
Interest expense	10	208	—	1	—	219
Intercompany interest expense (income)	(14)	(205)	215	4	—	—
Transaction-related costs	71	56	—	128	—	255
Restructuring expense	—	—	2	3	—	5
Total expenses	81	66	4,264	2,271	(818)	5,864

Income (loss) before income taxes and equity in earnings of subsidiaries	(79)	(66)	135	376	(330)	36
Provision for (benefit from) income taxes	(27)	(22)	66	48	—	65
Equity in earnings (loss) of subsidiaries	23	67	(2)	—	(88)	—
Net income (loss)	$(29)	$23	$67	$328	$(418)	$(29)

Comprehensive income (loss)	$(43)	$7	$50	$358	$(415)	$(43)

Consolidating Condensed Balance Sheets
As of December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$14	$242	$12	$425	$—	$693
Receivables, net	—	—	150	469	—	619
Deferred income taxes	1	—	156	21	(1)	177
Other current assets	4	80	82	289	—	455
Total current assets	19	322	400	1,204	(1)	1,944

Property and equipment, net	—	109	312	193	—	614
Deferred income taxes	20	1,142	141	—	(4)	1,299
Goodwill	—	—	342	349	—	691
Other intangibles, net	—	41	519	363	—	923
Other non-current assets	104	96	18	143	—	361
Intercompany receivables	145	210	853	331	(1,539)	—
Investment in subsidiaries	671	2,900	3,347	—	(6,918)	—
Total assets exclusive of assets under vehicle programs	959	4,820	5,932	2,583	(8,462)	5,832

Assets under vehicle programs:
Program cash	—	—	—	116	—	116
Vehicles, net	—	10	9	9,563	—	9,582
Receivables from vehicle manufacturers and other	—	—	—	391	—	391
Investment in Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	363	—	363
	—	10	9	10,433	—	10,452
Total assets	$959	$4,830	$5,941	$13,016	$(8,462)	$16,284

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$25	$238	$487	$730	$(1)	$1,479
Short-term debt and current portion of long-term debt	65	14	3	7	—	89
Total current liabilities	90	252	490	737	(1)	1,568

Long-term debt	—	2,955	6	344	—	3,305
Other non-current liabilities	98	96	221	436	(4)	847
Intercompany payables	—	844	340	355	(1,539)	—
Total liabilities exclusive of liabilities under vehicle programs	188	4,147	1,057	1,872	(1,544)	5,720
Liabilities under vehicle programs:
Debt	—	11	—	1,670	—	1,681
Due to Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	5,656	—	5,656
Deferred income taxes	—	—	1,984	193	—	2,177
Other	—	1	—	278	—	279
	—	12	1,984	7,797	—	9,793
Total stockholders’ equity	771	671	2,900	3,347	(6,918)	771
Total liabilities and stockholders’ equity	$959	$4,830	$5,941	$13,016	$(8,462)	$16,284

As of December 31, 2012

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$5	$102	$—	$499	$—	$606
Receivables, net	—	—	156	397	—	553
Deferred income taxes	3	1	138	4	—	146
Other current assets	5	73	81	246	—	405
Total current assets	13	176	375	1,146	—	1,710

Property and equipment, net	—	90	276	163	—	529
Deferred income taxes	23	1,216	223	—	(8)	1,454
Goodwill	—	—	74	301	—	375
Other intangibles, net	—	43	341	347	—	731
Other non-current assets	109	80	14	117	—	320
Intercompany receivables	142	972	546	96	(1,756)	—
Investment in subsidiaries	723	2,030	3,293	—	(6,046)	—
Total assets exclusive of assets under vehicle programs	1,010	4,607	5,142	2,170	(7,810)	5,119

Assets under vehicle programs:
Program cash	—	—	—	24	—	24
Vehicles, net	—	7	13	9,254	—	9,274
Receivables from vehicle manufacturers and other	—	—	—	439	—	439
Investment in Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	362	—	362
	—	7	13	10,079	—	10,099
Total assets	$1,010	$4,614	$5,155	$12,249	$(7,810)	$15,218

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$22	$250	$490	$659	$—	$1,421
Short-term debt and current portion of long-term debt	—	13	3	41	—	57
Total current liabilities	22	263	493	700	—	1,478

Long-term debt	128	2,712	8	—	—	2,848
Other non-current liabilities	103	79	277	420	(8)	871
Intercompany payables	—	831	372	553	(1,756)	—
Total liabilities exclusive of liabilities under vehicle programs	253	3,885	1,150	1,673	(1,764)	5,197
Liabilities under vehicle programs:
Debt	—	4	—	1,599	—	1,603
Due to Avis Budget Rental Car Funding (AESOP) LLC-related party	—	—	—	5,203	—	5,203
Deferred income taxes	—	—	1,975	188	—	2,163
Other	—	2	—	293	—	295
	—	6	1,975	7,283	—	9,264
Total stockholders’ equity	757	723	2,030	3,293	(6,046)	757
Total liabilities and stockholders’ equity	$1,010	$4,614	$5,155	$12,249	$(7,810)	$15,218

Consolidating Condensed Statements of Cash Flows
For the Year Ended December 31, 2013

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(3)	$562	$26	$1,736	$(68)	$2,253

Investing activities
Property and equipment additions	—	(26)	(69)	(57)	—	(152)
Proceeds received on asset sales	—	7	4	11	—	22
Net assets acquired (net of cash acquired)	—	(564)	8	19	—	(537)
Intercompany loan receipts	—	233	60	—	(293)	—
Other, net	146	(50)	48	4	(146)	2
Net cash provided by (used in) investing activities exclusive of vehicle programs	146	(400)	51	(23)	(439)	(665)

Vehicle programs:
Decrease in program cash	—	—	—	(79)	—	(79)
Investment in vehicles	—	(44)	(2)	(10,853)	—	(10,899)
Proceeds received on disposition of vehicles	—	40	—	9,369	—	9,409
	—	(4)	(2)	(1,563)	—	(1,569)
Net cash provided by (used in) investing activities	146	(404)	49	(1,586)	(439)	(2,234)

Financing activities
Proceeds from long-term borrowings	—	2,647	—	325	—	2,972
Payments on long-term borrowings	(115)	(2,489)	(3)	(1)	—	(2,608)
Net change in short term borrowings	—	—	—	(36)	—	(36)
Debt financing fees	—	(30)	—	(7)	—	(37)
Purchases of warrants	(78)	—	—	—	—	(78)
Proceeds from sale of call options	104	—	—	—	—	104
Repurchases of common stock	(48)	—	—	—	—	(48)
Intercompany loan payments	—	—	(60)	(233)	293	—
Other, net	3	(146)	—	(68)	214	3
Net cash provided by (used in) financing activities exclusive of vehicle programs	(134)	(18)	(63)	(20)	507	272

Vehicle programs:
Proceeds from borrowings	—	—	—	12,953	—	12,953
Payments on borrowings	—	—	—	(13,115)	—	(13,115)
Debt financing fees	—	—	—	(34)	—	(34)
	—	—	—	(196)	—	(196)
Net cash provided by (used in) financing activities	(134)	(18)	(63)	(216)	507	76
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	9	140	12	(74)	—	87
Cash and cash equivalents, beginning of period	5	102	—	499	—	606
Cash and cash equivalents, end of period	$14	$242	$12	$425	$—	$693

For the Year Ended December 31, 2012

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(43)	$272	$70	$1,650	$(60)	$1,889

Investing activities
Property and equipment additions	—	(26)	(43)	(63)	—	(132)
Proceeds received on asset sales	—	8	3	10	—	21
Net assets acquired, (net of cash acquired)	—	—	(1)	(68)	—	(69)
Intercompany loan receipts	224	—	—	—	(224)	—
Other, net	29	(4)	(1)	(8)	(25)	(9)
Net cash provided by (used in) investing activities exclusive of vehicle programs	253	(22)	(42)	(129)	(249)	(189)

Vehicle programs:
Increase in program cash	—	—	—	(13)	—	(13)
Investment in vehicles	—	(4)	(20)	(11,043)	—	(11,067)
Proceeds received on disposition of vehicles	—	3	2	9,191	—	9,196
	—	(1)	(18)	(1,865)	—	(1,884)
Net cash provided by (used in) investing activities	253	(23)	(60)	(1,994)	(249)	(2,073)

Financing activities
Proceeds from long-term borrowings	—	1,152	—	—	—	1,152
Payments on long-term borrowings	(222)	(1,268)	(11)	—	—	(1,501)
Net change in short term borrowings	—	—	—	10	—	10
Debt financing fees	—	(16)	—	—	—	(16)
Purchases of warrants	(29)	—	—	—	—	(29)
Proceeds from sale of call options	43	—	—	—	—	43
Intercompany loan payments	—	(224)	—	—	224	—
Other, net	1	(25)	—	(60)	85	1
Net cash provided by (used in) financing activities exclusive of vehicle programs	(207)	(381)	(11)	(50)	309	(340)

Vehicle programs:
Proceeds from borrowings	—	—	—	12,108	—	12,108
Payments on borrowings	—	—	—	(11,490)	—	(11,490)
Debt financing fees	—	—	—	(28)	—	(28)
	—	—	—	590	—	590
Net cash provided by (used in) financing activities	(207)	(381)	(11)	540	309	250
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	6	—	6
Net increase (decrease) in cash and cash equivalents	3	(132)	(1)	202	—	72
Cash and cash equivalents, beginning of period	2	234	1	297	—	534
Cash and cash equivalents, end of period	$5	$102	$—	$499	$—	$606

For the Year Ended December 31, 2011

	Parent	Subsidiary Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(32)	$(1,241)	$(236)	$2,661	$426	$1,578

Investing activities
Property and equipment additions	—	(17)	(34)	(14)	—	(65)
Proceeds received on asset sales	—	10	2	2	—	14
Net assets acquired (net of cash acquired)	—	—	(1)	(840)	—	(841)
Intercompany loan advances	(486)	—	—	—	486	—
Intercompany loan receipts	242	—	—	—	(242)	—
Other, net	(34)	(1)	—	(4)	32	(7)
Net cash (used in) provided by investing activities exclusive of vehicle programs	(278)	(8)	(33)	(856)	276	(899)

Vehicle programs:
Increase in program cash	—	—	—	(11)	—	(11)
Investment in vehicles	—	(73)	(3)	(8,583)	—	(8,659)
Proceeds received on disposition of vehicles	—	11	7	7,178	—	7,196
Investment in debt securities of AESOP – related party	(400)	—	—	—	—	(400)
Investment in debt securities of AESOP – related party	400	—	—	—	—	400
	—	(62)	4	(1,416)	—	(1,474)
Net cash provided by (used in) investing activities	(278)	(70)	(29)	(2,272)	276	(2,373)

Financing activities
Proceeds from long-term borrowings	—	682	—	—	—	682
Payments on long-term borrowings	—	(4)	(4)	(660)	—	(668)
Net change in short-term borrowings	—	—	—	(97)	—	(97)
Debt financing fees	(38)	(40)	—	—	—	(78)
Intercompany loan borrowings	—	486	—	—	(486)	—
Intercompany loan payments	—	(242)	—	—	242	—
Other, net	93	152	268	(54)	(458)	1
Net cash provided by (used in) financing activities exclusive of vehicle programs	55	1,034	264	(811)	(702)	(160)

Vehicle programs:
Proceeds from borrowings	—	—	—	10,534	—	10,534
Payments on borrowings	—	—	—	(9,917)	—	(9,917)
Debt financing fees	—	(2)	(1)	(30)	—	(33)
	—	(2)	(1)	587	—	584
Net cash provided by (used in) financing activities	55	1,032	263	(224)	(702)	424
Effect of changes in exchange rates on cash and cash equivalents	—	—	—	(6)	—	(6)
Net increase (decrease) in cash and cash equivalents	(255)	(279)	(2)	159	—	(377)
Cash and cash equivalents, beginning of period	257	513	3	138	—	911
Cash and cash equivalents, end of period	$2	$234	$1	$297	$—	$534

22.	Selected Quarterly Financial Data—(unaudited)
Provided below are selected unaudited quarterly financial data for 2013 and 2012.
The earnings per share information is calculated independently for each quarter based on the weighted average number of common stock and common stock equivalents outstanding, which may fluctuate, based on quarterly income levels and market prices. Therefore, the sum of the quarters’ per share information may not equal the annual amount presented on the Consolidated Statements of Operations.

	2013
	First (a) (b)	Second (a) (c)	Third (d)	Fourth (a) (e)
Net revenues	$1,691	$2,002	$2,395	$1,849
Net income (loss)	(46)	(28)	118	(28)

Per share information:
Basic
Net income (loss)	$(0.43)	$(0.26)	$1.09	$(0.26)
Weighted average shares	107.7	108.4	108.3	107.1

Diluted
Net income (loss)	$(0.43)	$(0.26)	$1.02	$(0.26)
Weighted average shares	107.7	108.4	116.2	107.1

	2012
	First (a) (f)	Second (g)	Third (h)	Fourth (a) (i)
Net revenues	$1,623	$1,866	$2,170	$1,698
Net income (loss)	(23)	79	280	(46)

Per share information:
Basic
Net income (loss)	$(0.22)	$0.74	$2.62	$(0.43)
Weighted average shares	105.9	106.7	106.8	106.9

Diluted
Net income (loss)	$(0.22)	$0.66	$2.38	$(0.43)
Weighted average shares	105.9	121.9	118.0	106.9
___________

(a)
As the Company incurred a loss from continuing operations for this period, all outstanding stock options, restricted stock units, stock warrants and issuable shares underlying convertible notes are anti-dilutive for such period. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

(b)
Net income (loss) for first quarter 2013 includes $40 million ($39 million, net of tax) for costs related to the early extinguishment of corporate debt, $10 million ($7 million, net of tax) in restructuring expenses, $8 million ($6 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Zipcar, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar.

(c)
Net income (loss) for second quarter 2013 includes $91 million ($56 million, net of tax) for costs related to the early extinguishment of corporate debt, $19 million ($16 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar, $15 million ($10 million, net of tax) in restructuring expenses and $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar.

(d)
Net income (loss) for third quarter 2013 includes a $10 million ($7 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Payless, $14 million ($9 million, net of tax) in restructuring expenses, $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

(e)
Net income (loss) for fourth quarter 2013 includes $16 million ($14 million, net of tax) for the early extinguishment of corporate debt, $22 million ($15 million, net of tax) in restructuring expenses, $14 million ($12 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and Zipcar and $7 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar.

(f)
Net income (loss) for first quarter 2012 includes $27 million ($23 million, net of tax) for costs related to the early extinguishment of corporate debt, $7 million ($5 million, net of tax) in restructuring expenses, $6 million ($5 million, net of tax) for transaction-related costs primarily related to the integration of the operations of Avis Europe and $5 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisition of Avis Europe.

(g)
Net income (loss) for second quarter 2012 includes $23 million ($21 million, net of tax) for the early extinguishment of corporate debt, $12 million ($8 million, net of tax) in restructuring expenses, $4 million ($2 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe and $3 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the acquisition of Avis Europe.

(h)
Net income (loss) for third quarter 2012 includes a $128 million non-cash income tax benefit for pre-2007 taxes, $11 million ($10 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $7 million ($5 million, net of tax) in restructuring expenses, $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the acquisition of Avis Europe, and $2 million ($1 million, net of tax) for the early extinguishment of corporate debt.

(i)
Net income (loss) for fourth quarter 2012 includes $23 million ($16 million, net of tax) for the early extinguishment of corporate debt, $13 million ($13 million, net of tax) of transaction-related costs primarily related to the integration of Avis Europe, $12 million ($9 million, net of tax) in restructuring expenses and $4 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

23.	Subsequent Events

In February 2014, the Company’s Avis Budget Rental Car Funding subsidiary issued approximately $675 million in five-year asset-backed notes with a weighted average interest rate of 2.60%. The proceeds from the borrowings will provide funds for the repayment of maturing vehicle-backed debt and the acquisition of rental cars in the United States.